UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 ____________________________

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12
EHEALTH, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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2625 Augustine Drive, Second Floor
Santa Clara, CA 95054
(650) 584-2700
April 28, 2020
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of eHealth, Inc. that will be held on June 9, 2020 at 8:30 a.m. Pacific Daylight Time. We have decided to hold this year’s Annual Meeting as a virtual meeting of stockholders in light of circumstances relating to the current COVID-19 pandemic. The Annual Meeting will be conducted solely via live webcast. You will be able to attend and participate in the Annual Meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/EHTH2020.
In connection with our 2020 Annual Meeting of Stockholders, we have elected to provide access to our proxy materials over the Internet to all stockholders under the Securities and Exchange Commission’s “notice and access” rules. We believe that our use of this process should expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting and help to conserve natural resources. Printed copies of the proxy materials, including the Proxy Statement and Annual Report, will be mailed upon request.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we ask you to vote as soon as possible.
You may vote over the Internet as well as by telephone or by mailing a proxy or voting instruction form. Voting over the Internet, by telephone, by written proxy or by written voting instruction form will ensure your representation at the Annual Meeting of Stockholders regardless of whether or not you attend the Annual Meeting virtually on the Internet. Please review the instructions on the proxy, voting instruction form or Notice of Internet Availability of Proxy Materials regarding each of these voting options.
Thank you for your ongoing support of eHealth, Inc.

Sincerely yours,

Scott N. Flanders Chief Executive Officer and Director

EHEALTH, INC.
_____________________
Notice of Annual Meeting of Stockholders
to be held on June 9, 2020
_____________________

To the Stockholders of eHealth, Inc.:
The Annual Meeting of Stockholders of eHealth, Inc., a Delaware corporation, will be held solely via live webcast at www.virtualshareholdermeeting.com/EHTH2020, on Tuesday, June 9, 2020 at 8:30 a.m. Pacific Daylight Time for the following purposes:

1.
To elect three (3) Class II directors (Andrea C. Brimmer, Beth A. Brooke and Randall S. Livingston) to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020;

3.	To vote to approve, on an advisory basis, the compensation of our Named Executive Officers;

4.	To vote to approve the adoption of our 2020 Employee Stock Purchase Plan; and

5.	To transact such other business as may properly come before the Annual Meeting or at any postponement or adjournment of the Annual Meeting.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice or made available over the Internet. We are not aware of any other business to come before the Annual Meeting.
Only stockholders of eHealth as of the close of business on April 17, 2020 and their proxies are entitled to notice of, to attend and/or to vote at the Annual Meeting and any postponements, adjournments or continuations thereof.

By Order of the Board of Directors,

Scott Giesler Secretary

Santa Clara, California
April 28, 2020

Whether or not you expect to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as promptly as possible in order to ensure your representation at the Annual Meeting. We strongly encourage you to vote.
You may submit your proxy or voting instructions for the Annual Meeting by using the telephone or the Internet, or if you requested to receive printed proxy materials, you may submit your proxy or voting instructions by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Proxy Materials and the Annual Meeting” in this proxy statement and the instructions on the proxy, voting instruction form or Notice of Internet Availability of Proxy Materials. Even if you have given your proxy, you may still vote at the Annual Meeting if you attend the Annual Meeting.

eHealth, Inc.
2625 Augustine Drive, Second Floor
Santa Clara, CA 95054
(650) 584-2700

 ______________________
PROXY STATEMENT
  ______________________

The Board of Directors of eHealth, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), is soliciting proxies in the accompanying form to be used at our Annual Meeting of Stockholders to be held solely via live webcast at www.virtualshareholdermeeting.com/EHTH2020 on Tuesday, June 9, 2020 at 8:30 a.m. Pacific Daylight Time and for any postponement, adjournment or continuation thereof (the “Annual Meeting”).
On or about April 28, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access our proxy statement for our Annual Meeting and our Annual Report to stockholders, how to vote online or by telephone, and how to receive a paper copy of the proxy materials by mail.
QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING
What proposals will be voted on at the Annual Meeting?
Four proposals are scheduled to be voted on at the Annual Meeting:

1.
The election of three (3) Class II directors (Andrea C. Brimmer, Beth A. Brooke and Randall S. Livingston) to serve for terms of three years and until their respective successors are duly elected and qualified, subject to earlier resignation or removal (Proposal 1);

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal 2);

3.	A vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3); and

4.	A vote to approve the adoption of our 2020 Employee Stock Purchase Plan (Proposal 4).
We will also consider any other business that properly comes before the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their judgment.
What are the recommendations of the board of directors?
Our board of directors unanimously recommends that you vote:

1.	“FOR” the election of the nominated Class II directors (Proposal 1);

2.	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal 2);

3.	“FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 3); and

4.	“FOR” the approval of the adoption of our 2020 Employee Stock Purchase Plan (Proposal 4).
Will there be any other items of business on the agenda?
We do not expect any other items of business, because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting or at any postponement or adjournment of the Annual Meeting. Those persons intend to vote that proxy in accordance with their judgment. If for any reason any of the nominees is not available as a candidate for director, and our board of directors has not reduced the authorized number of directors on our board of directors, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.
What constitutes a quorum?
As of the close of business on April 17, 2020 (the “Record Date”), there were 25,611,990 shares of our common stock outstanding. The presence at the Annual Meeting or at any postponement or adjournment of the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the common stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
Who is entitled to vote?
Stockholders holding shares of our common stock at the close of business on the Record Date may vote at the Annual Meeting or at any postponement or adjournment of the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank or other nominee. Each holder of our common stock is entitled to one vote for each share of common stock held as of the Record Date.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.”
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee is considered with respect to those shares the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares. Other than on routine matters, such as a proposal to ratify an independent registered public accounting firm, your broker will not be able to vote your shares unless your broker receives specific voting instructions from you. You must give your broker voting instructions in order for your vote to be counted on the proposal to elect directors (Proposal 1), the proposal regarding a vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3) and the proposal to adopt our 2020 Employee Stock Purchase Plan (Proposal 4). We strongly encourage you to vote.
How do I vote?
You may vote using any of the following methods:

•
By Internet. Stockholders of record of our common stock as of the Record Date with Internet access may submit proxies by following the Internet voting instructions on the Notice or, in the case of stockholders of record who have requested to receive printed proxy materials, by accessing the website specified on the proxy cards. Stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the Notice or, in the case of beneficial holders of shares in street name who have requested to receive printed proxy materials, by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. Please be aware that if you submit voting instructions over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•
By Telephone. Stockholders of record of our common stock as of the Record Date who live in the United States or Canada may submit proxies by following the telephone voting instructions on their Notice or, in the case of stockholders of record who have requested to receive printed proxy materials, by following the telephone voting instructions specified on their proxy cards. Stockholders who hold shares beneficially in street name, live in the United States or Canada and have requested to receive printed proxy materials may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•
By Mail. Stockholders of record of our common stock as of the Record Date who have requested printed copies of their proxy materials may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the Class II nominees to the board of directors (Proposal 1), “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal 2), “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 3) and “FOR” the approval of the adoption of our 2020 Employee Stock Purchase Plan (Proposal 4). Stockholders who hold shares beneficially in street name and have requested to receive printed proxy materials may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•
By Virtually Attending the Annual Meeting. Shares held in your name as the stockholder of record may be voted by virtually attending the Annual Meeting in person or any postponement or adjournment of the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?
If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote at the Annual Meeting. If you are a beneficial owner, you may vote by submitting new voting instructions to your broker, bank or nominee, or, by attending the meeting and voting in person.
How are votes counted?
In the election of the Class II directors (Proposal 1), you may vote “FOR” the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal 2), the vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3) and the vote to approve the adoption of our 2020 Employee Stock Purchase Plan (Proposal 4), you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has no effect on the voting results, although abstentions are considered votes cast for the purpose of determining the presence of a quorum. If you provide specific instructions, your shares will be voted as you instruct.
If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the Class II nominees to the board of directors (Proposal 1), “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal 2), “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal 3), “FOR” the approval of the adoption of our 2020 Employee Stock Purchase Plan (Proposal 4) and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting). If you are a beneficial holder and do not return a voting instruction form, your broker, bank or nominee may only vote on the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal 2).
What vote is required to approve each item?
In the election of the Class II directors (Proposal 1), the three persons receiving the highest number of “FOR” votes cast at the Annual Meeting in person or by proxy or at any postponement or adjournment of the Annual Meeting will be elected. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal 2), the vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3) and the vote to approve the adoption of our 2020 Employee Stock Purchase Plan (Proposal 4) each require the affirmative “FOR” vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting in person or by proxy or at any postponement or adjournment of the Annual Meeting.
What are broker non-votes and what effect do they have on the proposals?
If you hold your shares beneficially in street name and do not provide your broker, bank or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a broker (1) has not received voting instructions from the beneficial owner with respect to a particular proposal and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, other than being counted for the purpose of determining a quorum, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting or any postponement or adjournment of the Annual Meeting, assuming that a quorum is obtained.
A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal 2), without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain “non-routine” matters, such as the election of our Class II directors (Proposal 1), the vote to approve, on an advisory basis, the compensation of our Named Executive Officers (Proposal 3) and the vote to approve the adoption of our 2020 Employee Stock Purchase Plan (Proposal 4).
Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business at the Annual Meeting or any postponement or adjournment of the Annual Meeting, but will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal.

Thus, if you do not give your broker specific voting instructions, your shares may not be voted on these “non-routine” matters and will not be counted in determining the number of shares necessary for approval.
Is cumulative voting permitted for the election of directors?
No. Neither our charter nor our bylaws permit cumulative voting at any election of directors.
Why are you holding a virtual meeting instead of a physical meeting?
We determined to hold a virtual meeting this year as a result of the circumstances relating to the current COVID-19 pandemic and related restrictions and guidance on public gatherings. We anticipate that our 2021 Annual Meeting will be held in person at a physical location.
How do I join the virtual meeting?
To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice on your proxy card or on the instructions that accompanied your proxy materials. You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/EHTH2020 at the time of the Annual Meeting.
I am a stockholder, and I only received a copy of the Notice in the mail. How may I obtain a full set of the proxy materials?
In accordance with the “notice and access” rules of the Securities and Exchange Commission, we may furnish proxy materials, including this proxy statement and our 2019 Annual Report, to our stockholders of record and beneficial owners of shares by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

I share an address with another stockholder, and we received only one printed copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the Securities and Exchange Commission has approved. Under this procedure, we deliver a single copy of the Notice of Availability and, if applicable, the proxy materials and the 2019 Annual Report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials and the 2019 Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, these proxy materials or the 2019 Annual Report, stockholders may contact us at the following address and telephone number:
Investor Relations
eHealth, Inc.
2625 Augustine Drive, Second Floor
Santa Clara, CA 95054
(650) 210-3111

Stockholders who hold shares in street name (as described above) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
Who pays the cost of proxy solicitation?
The costs and expenses of soliciting the proxy accompanying this Proxy Statement from stockholders will be borne by us. Our employees, officers and directors may solicit proxies in person, by telephone or by electronic communication. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses. We may engage the services of proxy solicitors to assist us in the distribution of proxy materials and the solicitation of votes, for which we will pay customary fees plus reasonable out-of-pocket expenses. In addition, we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.
Who will tabulate votes and serve as inspector of elections?
Our officers are authorized to designate an inspector of elections for the meeting. We have engaged Broadridge Investor Communication Solutions, Inc. to tabulate votes and provide a representative who will serve as the independent inspector of elections at the Annual Meeting.
What is the date of our fiscal year end?
This proxy statement provides information about the matters to be voted on at the Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our 2019 fiscal year and some information is provided as of a more current date. Our fiscal year ends on December 31.

PROPOSAL 1
ELECTION OF DIRECTORS
General
Our board of directors currently consists of seven directors. Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors is elected each year.
Our Class II directors, whose term will expire at the Annual Meeting, are Andrea C. Brimmer, Beth A. Brooke and Randall S. Livingston. Our board of directors has nominated Class II directors Andrea C. Brimmer, Beth A. Brooke and Randall S. Livingston for election at the Annual Meeting. If elected, Mses. Brimmer and Brooke and Mr. Livingston will serve as directors until the Annual Meeting of Stockholders in 2023 and until their respective successors are elected and qualified, subject to earlier resignation or removal.
The names and certain information about the continuing directors in each of the three classes of the board of directors are set forth below. There are no family relationships among any of our directors or executive officers.
It is intended that the proxies will be voted, unless otherwise indicated, FOR the election of the nominees (Mses. Brimmer and Brooke and Mr. Livingston) as Class II directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted FOR the election of such other person(s) as the board of directors may designate as substitute nominee(s) in place of such nominee(s).
Nominees for Class II Directors
The following paragraphs provide information as of the date of this proxy statement about each of our nominees for director. The information presented includes information each nominee has given us about the nominee’s age, positions held, principal occupation and business experience for at least the past five years, and directorships of publicly-held companies for the past five years. We also describe the specific qualifications of each of our nominees that contribute to the board’s effectiveness as a whole. We believe that each of our nominees possesses integrity, honesty, sound judgment, high ethical standards and a commitment of service to us.
The names of the nominees for Class II directors and certain biographical information about them as of the date of this proxy statement are set forth below:

Name	Age	Position and Office Held with the Company	Director Since
Andrea C. Brimmer(1)	54	Director	2018
Beth A. Brooke(2)	60	Director	2019
Randall S. Livingston(3)	66	Director	2008
_______________

(1)	Ms. Brimmer serves as a member of the compensation committee, the nominating and corporate governance committee and the strategy committee of our board of directors.

(2)	Ms. Brooke serves as chairperson of the government and regulatory affairs committee and as a member of the audit committee and the strategy committee.

(3)	Mr. Livingston serves as chairperson of the audit committee and as a member of the government and regulatory affairs committee of our board of directors.

Andrea C. Brimmer. Director. Andrea Brimmer has served as a director since December 2018. Ms. Brimmer has served as enterprise chief marketing and public relations officer of Ally Financial Inc., a leading digital financial services company, since May 2015. Ms. Brimmer served as chief marketing officer of Ally Auto from 2010 to January 2015 and as marketing executive from 2007 to 2010. From 1988 to 2007, Ms. Brimmer held various marketing, business development and public relations positions at an advertising agency, Campbell-Ewald Advertising, including as executive vice president and account director. Ms. Brimmer holds a B.A. in advertising from Michigan State University. Ms. Brimmer brings to our board of directors her expertise in marketing, public relations and business development acquired in the course of serving as the chief marketing officer of a leading digital financial services company and as an executive at an advertising agency.
Beth A. Brooke. Director. Beth Brooke has served as a director since August 2019. Ms. Brooke served as the global vice chair of public policy for EY (formerly Ernst & Young), a global professional services network, from 2007 to June 2019, and as EY Americas' vice chair of public policy, sustainability and stakeholder engagement from 2001 to 2007. Ms. Brooke also held various roles in strategy, corporate development and tax practice management at EY from 1981 to 2001. During the Clinton administration, Ms. Brooke served in the U.S. Department of the Treasury and was responsible for tax policy matters related to insurance and managed care, including working on healthcare and superfund legislative reform efforts. She holds a B.S. degree in industrial management/computer science with highest distinction from Purdue University, where she played intercollegiate basketball, and is a certified public accountant. Ms. Brooke brings to our board of directors extensive knowledge of accounting and policy matters from over thirty years of service at EY and as a prominent, trusted voice on public policy matters for the accounting and auditing profession and has extensive strategy, corporate development and executive management expertise.
Randall S. Livingston. Director. Randall Livingston has served as a director since December 2008. Mr. Livingston has served as vice president for business affairs and chief financial officer of Stanford University since 2001 and as university liaison for Stanford Medicine and a board member of Stanford Health Care and Lucile Packard Children’s Hospital Stanford since October 2017. From 1999 to 2001, Mr. Livingston served as executive vice president and chief financial officer of OpenTV Corp., a provider of interactive television software and services. Mr. Livingston received a B.S. in mechanical engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business. Mr. Livingston serves as a member of the board of directors of Pacific Biosciences, Inc. and previously served as a member of the board of directors of Genomic Health, Inc. from 2004 to 2016. Mr. Livingston brings to our board of directors substantial financial expertise that includes extensive knowledge of the financial and operational issues facing large companies acquired in the course of serving as the chief financial officer of a major university, as a finance executive for several Silicon Valley companies and working with a major international management consulting firm.
Required Vote and Board of Directors Recommendation
The three candidates receiving the highest number of affirmative votes cast in person or by proxy at the Annual Meeting or at any postponement or adjournment of the Annual Meeting will be elected as directors to serve until their respective successors have been duly elected and qualified, subject to earlier resignation or removal.
The board of directors recommends a vote “FOR” election as directors of each of the nominees set forth above.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Directors Not Standing for Election
The following paragraphs provide information as of the date of this proxy statement about the continuing members of our board of directors not standing for election at the Annual Meeting. Directors’ service terms expire at the Annual Meeting in the years set forth below. The information presented includes information each director has given us about his or her age, positions held, principal occupation and business experience for at least the past five years, and directorships of publicly-held companies for the past five years. We also describe the specific qualifications of each of our directors that contribute to the board’s effectiveness as a whole. We believe that all of our directors possess integrity, honesty, sound judgment, high ethical standards and a commitment of service to us.

Name	Age	Position and Office Held with the Company	Year Term Expires
Scott N. Flanders(1)	63	Chief Executive Officer and Director	2022
Michael D. Goldberg(2)	62	Director	2022
Jack L. Oliver, III(3)	51	Director	2021
Dale B. Wolf(4)	66	Director	2021
_______________

(1)	Mr. Flanders serves as a member of the equity incentive committee of our board of directors.

(2)	Mr. Goldberg serves as chairperson of the strategy committee and as a member of the audit committee of our board of directors.

(3)
Mr. Oliver serves as our lead independent director, as chairperson of the nominating and corporate governance committee and as a member of the compensation committee and the government and regulatory affairs committee of our board of directors.

(4)	Mr. Wolf serves as chairperson of the compensation committee and as a member of the nominating and corporate governance committee and the equity incentive committee of our board of directors.
Scott N. Flanders. Chief Executive Officer and Director. Scott Flanders has served as our chief executive officer since May 2016 and as a member of our board of directors since February 2008. Prior to becoming our chief executive officer, Mr. Flanders served as the chief executive officer of Playboy Enterprises, Inc., a media and lifestyle company, from July 2009 to May 2016, and as a member of its board of directors from July 2009 to December 2019. Previously, Mr. Flanders served as the president and chief executive officer of Freedom Communications, Inc., a privately-owned media company, from January 2006 to June 2009, and as a member of its board of directors from 2001 to 2009. From 1999 to July 2005, Mr. Flanders served as the chairman and chief executive officer of Columbia House Company, a direct marketer of music and video products, which was acquired by Bertelsmann AG in July 2005. Mr. Flanders holds a B.A. degree in economics from the University of Colorado and a J.D. from Indiana University. He is also a certified public accountant. Mr. Flanders brings to our board of directors substantial management and operational expertise as a result of his experience as our chief executive officer, his leadership of several large media companies and his background in law and accounting, all of which are relevant to our overall business.
Michael D. Goldberg. Director. Michael Goldberg has served as a director since June 1999. Mr. Goldberg has served as the executive chairman of DNAnexus, Inc., a cloud-based genomic data company, and as an advisor at other private life science companies since May 2011. From January 2005 to May 2011, Mr. Goldberg was a partner at Mohr Davidow Ventures, a venture capital firm. From October 2000 to December 2004, Mr. Goldberg served as a managing director of Jasper Capital, a management and financial consultancy business. In 1995, Mr. Goldberg founded OnCare, Inc., an oncology practice management company, and served as its chief executive officer until March 1999 and as its chairman until August 2001. Mr. Goldberg previously served as founder, president and chief executive officer of Axion, Inc., a cancer-focused healthcare service company, from 1987 to 1995. Mr. Goldberg holds a B.A. in philosophy from Brandeis University and an M.B.A from the Stanford Graduate School of Business. Mr. Goldberg serves as the chairman of the board of directors of CareDx, Inc. Mr. Goldberg brings to our board of directors his broad background as a seasoned entrepreneur, senior executive and venture capital investor focusing on healthcare-related industries, all of which has provided him with deep understanding of the healthcare field and significant experience overseeing corporate strategy, assessing operating strategy and evaluating business management teams.
Jack L. Oliver, III. Director. Jack Oliver has served as a director since December 2005. Since March 2005, Mr. Oliver has been a senior advisor and practice group leader at the law firm Bryan Cave Leighton Paisner LLP. Mr. Oliver also has served as a managing partner at Dock Square Capital LLC, a merchant banking firm engaged in principal equity investments and other strategic advisory services, since January 2017. From March 2009 to December 2016, Mr. Oliver served as a senior advisor at Barclays PLC with a focus on Barclay’s global client relationship management. Prior to his work at Bryan Cave, Mr. Oliver served on various political campaigns, including those for the candidacies of Senator Jack Danforth, Senator Kit Bond, Senator John Ashcroft and Congressman Jim Talent. He is also a former deputy chairman of the Republican National Committee and was national finance director for President George Walker Bush’s presidential campaign. Mr. Oliver holds a B.A. degree in political science and communications from Vanderbilt University and a J.D. from the University of Missouri School of Law. Mr. Oliver brings to our board of directors his political acumen and experience with government policy-making and expertise in strategy development, acquired through his legal training and his extensive involvement with several successful senatorial, congressional and presidential campaigns, all of which inform his views with respect to the strategic direction of our company.
Dale B. Wolf. Director. Dale Wolf has served as a director since August 2019. Mr. Wolf served as president and chief executive officer of One Call Care Management, a provider of specialized solutions to the workers’ compensation industry, from January 2016 to February 2019 and as executive chairman from September 2015 to January 2016. Mr. Wolf also served as the president and chief executive officer of DBW Healthcare, Inc., a health care consulting company, from January 2014 to June 2018. Mr. Wolf served as the executive chairman of Correctional Healthcare Companies, Inc., a national provider of correctional healthcare solutions, from December 2012 to July 2014. From 2005 to 2009, Mr. Wolf served as chief executive officer of Coventry Health Care, Inc., a diversified national health care company, and served as the executive vice president, chief financial officer and treasurer of Coventry Health Care, Inc. from 1996 to 2005. Mr. Wolf holds a B.A. degree in mathematics from Eastern Nazarene College, completed the MIT Sloan School senior executive program and is a Fellow of the Society of Actuaries. Mr. Wolf serves as the chairman of the board of directors of Molina Healthcare, Inc. Mr. Wolf brings to our board of directors extensive knowledge of the managed care and health insurance industry and expertise in executive management, business and financial strategies.
Board Independence
The board of directors has determined that each of its current directors, except Scott N. Flanders, is independent within the meaning of the Nasdaq Global Market director independence standards, as currently in effect. Prior to passing away on April 29, 2019, Ellen O. Tauscher, who served as chairperson of the board and member of the audit committee and the government and regulatory affairs committee at the time of her passing, was also an independent director under the Nasdaq Global Market director independence standards.
Board of Directors Meetings
The board of directors held eight meetings during 2019. Each of our directors serving on the board of directors during 2019 attended at least 75% of the meetings held by the board of directors and by the committees on which such director served during 2019. The independent members of our board of directors meet in executive session without management present on a regular basis.

Committees of the Board of Directors
Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee, a government and regulatory affairs committee, a strategy committee and an equity incentive committee, each of which has the composition and responsibilities described below. Each committee acts pursuant to written charters approved by the board of directors. The charters for the audit committee, compensation committee and nominating and corporate governance committee are available in the “Investor Relations” section of our corporate website at www.ehealth.com.
Audit Committee. The current members of our audit committee are Messrs. Goldberg and Livingston and Ms. Brooke.
Mr. Livingston is the chairperson of the audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of the Nasdaq Global Market and the Securities and Exchange Commission for audit committee membership. Our board of directors has also determined that each audit committee member meets the financial sophistication requirements of the Nasdaq Global Market and that Messrs. Goldberg and Livingston and Ms. Brooke are “audit committee financial experts” as defined in Securities and Exchange Commission rules. The audit committee held nine meetings during 2019.
Among other duties, our audit committee:

•	appoints a firm to serve as independent accountant to audit our financial statements;

•	discusses the scope and results of the audit with the independent accountant and reviews with management and the independent accountant our interim and year-end operating results;

•	reviews the adequacy of our internal accounting controls and audit procedures;

•	approves (or, as permitted, pre-approves) all audit and non-audit services to be performed by the independent accountant; and

•	prepares the report that the Securities and Exchange Commission requires in our annual proxy statement.
The audit committee has the sole and direct responsibility for appointing, retaining and approving the compensation of our independent accountant and for overseeing that firm’s work. All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent accountant are approved in advance by our audit committee.
Compensation Committee. The current members of our compensation committee are Ms. Brimmer and Messrs. Oliver and Wolf. Mr. Wolf is the chairperson of the compensation committee. Our board of directors has determined that each member of our compensation committee meets the applicable requirements for independence of the Nasdaq Global Market, the Securities and Exchange Commission and Section 162(m) of the Internal Revenue Code. The purpose of our compensation committee is to assist our board of directors in determining the compensation of our executive officers and directors. The compensation committee held four meetings during 2019.
Among other duties, our compensation committee:

•	establishes the corporate goals and objectives that pertain to the variable compensation of our chief executive officer;

•	evaluates our chief executive officer’s performance;

•	determines our chief executive officer’s compensation, based on the committee’s evaluation of his or her performance and other relevant criteria;

•	determines, in consultation with our chief executive officer, the compensation of our executive officers other than the chief executive officer;

•	makes recommendations to our board of directors regarding the compensation of members of our board of directors;

•	makes recommendations to our board of directors regarding adopting or amending equity incentive plans (including changes in the number of shares reserved for issuance thereunder);

•	reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans;

•
administers our equity incentive plans and may delegate to another committee of our board of directors the concurrent authority to make awards under our equity incentive plans to individuals other than executive officers;

•
reviews and discusses with management the compensation discussion and analysis to be included in our proxy statement or annual report and issues any compensation-related report required by the Securities and Exchange Commission to be included in our proxy statement or annual report; and

•	assesses risks relating to compensation plans and arrangements.
Nominating and Corporate Governance Committee. The current members of our nominating and corporate governance committee are Ms. Brimmer and Messrs. Oliver and Wolf. Mr. Oliver is the chairperson of the nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the applicable requirements for independence of the Nasdaq Global Market. The nominating and corporate governance committee held five meetings during 2019.
Among other duties, our nominating and corporate governance committee:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	conducts searches for appropriate members of the board of directors and oversees the evaluation of the performance of our board of directors and of individual directors; and

•	reviews developments in corporate governance practices and makes recommendations to the board of directors concerning corporate governance matters.
Government and Regulatory Affairs Committee. The current members of our government and regulatory affairs committee are Ms. Brooke and Messrs. Livingston and Oliver. Ms. Brooke is the chairperson of the government and regulatory affairs committee. The government and regulatory affairs committee held one meeting during 2019.
Among other duties, our government and regulatory affairs committee:

•	reviews our goals and objectives relating to the governmental affairs, regulatory, public policy and political developments impacting our business;

•
provides insight and awareness to the board of directors on emerging issues relating to political and regulatory development at the federal and state levels, and the practical impact to us of such developments; and

•	assists in the preparation of our response to any unusual situation or crisis relating to a regulatory or political development.

Strategy Committee. The current members of our strategy committee are Mses. Brimmer and Brooke and Mr. Goldberg.
Mr. Goldberg is the chairperson of the strategy committee. The strategy committee held three meetings during 2019.
Among other duties, our strategy committee:

•	reviews our long-range financial and strategic planning goals and objectives;

•	reviews the allocations of corporate resources recommended by management;

•	recommends acquisitions, divestitures investments, joint ventures and strategic transactions to the board of directors and to management; and

•	evaluates the execution, performance, financial results and integration of any completed strategic transactions.
Equity Incentive Committee. The members of our equity incentive committee are Messrs. Flanders and Wolf. The equity incentive committee has the authority to grant equity-based awards within certain guidelines approved by the board of directors to employees and consultants who are not our executive officers or directors. Equity awards may be granted by the equity incentive committee in accordance with the terms and conditions of the committee’s charter and the Equity Award Policy (see description below) adopted by our board of directors. The equity incentive committee did not meet in 2019.
Non-Employee Director Compensation
Cash Compensation
For their service in 2019, our non-employee directors received cash compensation in accordance with the amounts set forth in the table below. More detail relating to the payments is set forth in the footnotes to the table under “2019 Director Compensation” below. Our non-employee directors receive no compensation on a per-meeting basis, but are entitled to reimbursement of business, travel and related expenses incurred in connection with their attendance at board of directors and committee meetings.

Board of Directors Cash Compensation	Fees (Effective October 1, 2019)	Fees (Prior to October 1, 2019)
Board Member Annual Retainer	$50,000	$30,000
Lead Independent Director Additional Annual Retainer	$35,000	$25,000
Chairperson of the Board Additional Annual Retainer	$35,000	$35,000
Committee Chair Annual Retainers
Audit Committee	$25,000	$25,000
Compensation Committee	$15,000	$12,500
Nominating and Corporate Governance Committee	$10,000	$7,500
Government and Regulatory Affairs Committee	$10,000	$10,000
Strategy Committee	$15,000	$10,000
Non-Chair Committee Member Annual Retainers
Audit Committee	$10,000	$10,000
Compensation Committee	$7,500	$5,000
Nominating and Corporate Governance Committee	$5,000	$3,500
Government and Regulatory Affairs Committee	$5,000	$5,000
Strategy Committee	$7,500	$5,000

In June 2019, Jack L. Oliver became our lead independent director and we no longer have a chairperson of the board of directors. We ceased paying compensation for the position of the chairperson of our board of directors in connection with this change.
Equity Compensation
Pursuant to our 2014 Equity Incentive Plan, as amended, our board of directors approved a program of automatic equity award grants for non-employee directors effective October 1, 2019 on the terms specified below:

•
Initial Equity Grants. Each non-employee director who first becomes a member of our board of directors receives a one-time grant of time-based restricted stock units (RSUs) with a value of $200,000, based on the 20-day volume-weighted average trading price of eHealth common stock prior to the date of grant. These initial equity award grants occur when the director takes office. A director who previously was employed by us is not eligible for this grant. The RSUs vest annually over four years from the date of grant, subject to the director’s continued service with us.

•
Annual Equity Grants. Each non-employee director continuing service on our board of directors also receives, on the date of each annual stockholders’ meeting, an annual grant of RSUs with a value of $200,000, based on the 20-day volume-weighted average trading price prior to the date of grant. The RSUs vest as to 100% of the shares subject to the grant on the day prior to our annual stockholder meeting, approximately one year following the grant date, subject to the director’s continued service with us. A new director will not receive the initial grant and an annual grant in the same calendar year. A non-employee director who was previously employed by us is eligible for these annual grants.

•	Equity awards granted to non-employee directors under the 2014 Equity Incentive Plan will become fully vested upon a change in control of eHealth.
Our compensation committee works with its compensation consultant to review director compensation at peer companies, and our board of directors takes this information into account in setting the levels of director compensation. Our board of directors increased the annual retainers for serving as a member of our board of directors, the lead independent director and the chairperson or member of the compensation, nominating and corporate governance and strategy committees effective October 1, 2019. Our board of directors also increased the value of the automatic initial and annual equity award grants of RSUs for non-employee directors from $150,000 to $200,000. Prior to the increases effective October 1, 2019, our board of directors had not increased the annual retainer for serving as a member of our board of directors since 2010 and the value of the equity award grants since 2011. Our board of directors believes the increase in compensation will enable us to attract and retain directors with a high caliber of talent and experience.
Stock Ownership Guidelines
Our board of directors has approved stock ownership guidelines for our non-employee directors. Pursuant to the guidelines, each non-employee director on June 30, 2011 is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) $180,000 in value or (ii) 13,709 shares, and to maintain this minimum amount of stock ownership during the director’s tenure on the board of directors.
Under the guidelines, each non-employee director who joins the board after June 30, 2011 is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) a value equal to six times their annual retainer for service on the board of directors (not including retainers for serving as members or as chairs of committees of the board of directors), or (ii) the number of shares determined by dividing the dollar amount determined in clause (i) by the 20-day volume-weighted average trading price of our common stock prior to the date upon which they joined the board of directors. Non-employee directors are expected to maintain this minimum amount of stock ownership during the director’s tenure on the board of directors. New non-employee directors are expected to achieve the applicable level of ownership by June 30 following their fourth anniversary of joining the board of directors.
The following equity holdings qualify towards satisfaction of the stock ownership guidelines: (i) shares directly owned by the non-employee director or his or her immediate family members; (ii) shares held in trust, limited partnerships or similar entities for the benefit of the non-employee director or his or her immediate family members; (iii) shares subject to restricted stock units or other full-value awards that have vested, but for which the non-employee director has elected to defer settlement of the award to a date beyond the date of vesting; (iv) shares subject to restricted stock units or other full-value awards that are unvested and for which the only requirement to earn the award is continued service to the company for which the non-employee director has elected to defer the settlement of the award to a date beyond the date of vesting and (v) shares subject to stock options and stock appreciation rights that are vested and in the money.
Non-employee directors are not required to purchase shares on the open market in order to comply with the guidelines. In the event the applicable guideline is not achieved with respect to any non-employee director by the applicable deadline, the non-employee director will be required to retain an amount equal to 75% of the net shares received as a result of the exercise of the company’s stock options or stock appreciation rights or the vesting of restricted stock units or other full-value awards until the applicable guideline has been achieved. Under certain limited circumstances, the guidelines may be waived by our compensation committee at its discretion.
2019 Director Compensation
The following table summarizes compensation that our directors earned during 2019 for service on our board of directors and any applicable committee(s) thereof:

Name	Fees Earned in Cash	Stock Awards(1)	Total
Andrea C. Brimmer(2)	$50,000	$155,073	$205,073
Scott N. Flanders(3)	$—	$—	$—
Beth A. Brooke(4)	$26,875	$134,583	$161,458
Michael D. Goldberg(5)	$65,625	$155,073	$220,698
Randall S. Livingston(6)	$67,625	$155,073	$222,698
Jack L. Oliver, III(7)	$72,500	$155,073	$227,573
Dale B. Wolf(8)	$25,000	$155,247	$180,247
Ellen O. Taushcer(9)	$40,000	$—	$—
_______________

(1)
Amounts shown do not reflect compensation actually received. Amounts shown reflect the grant date fair value of the restricted stock units granted in 2019, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(2)
Ms. Brimmer earned a $35,000 annual retainer as a non-employee member of the board of directors, $5,000 for her position as a member of the audit committee, $4,375 for her position as a member of the compensation committee, $1,250 for her position as a member of the nominating and corporate governance committee and $4,375 for her position as a member of the strategy committee.

(3)
Mr. Flanders does not receive any compensation for his services as a member of our board of directors. Mr. Flanders’ compensation for his services as our chief executive officer is disclosed in Executive Compensation, Say-On-Pay, Independence of Advisors—Compensation Discussion and Analysis and 2019 Summary Compensation Table.

(4)
Ms. Brooke earned a $20,000 annual retainer as a non-employee member of the board of directors, $2,500 for her position as chairperson of the government and regulatory affairs committee, $2,500 for her position as a member of the audit committee and $1,875 for her position as a member of the strategy committee.

(5)
Mr. Goldberg earned a $35,000 annual retainer as a non-employee member of the board of directors, $10,000 for his position as a member of the audit committee, $9,375 for his position as chairperson of the compensation committee and $11,250 for his position as chairperson of the strategy committee.

(6)
Mr. Livingston earned a $35,000 annual retainer as a non-employee member of the board of directors, $25,000 for his position as chairperson of the audit committee, $2,625 for his position as a member of the nominating and corporate governance committee, $1,250 for his position as a member of the government and regulatory affairs committee and $3,750 for his position as a member of the strategy committee.

(7)
Mr. Oliver earned a $35,000 annual retainer as a non-employee member of the board of directors, $15,000 for his position as lead independent director of the board of directors, $8,125 for his position as chairperson of the nominating and corporate governance committee, $7,500 for his position as chairperson and $1,250 for his position as member of the government and regulatory affairs committee and $5,625 for his position as a member of the compensation committee.

(8)
Mr. Wolf earned a $20,000 annual retainer as a non-employee member of the board of directors, $3,750 for his position as chairperson of the compensation committee and $1,250 for his position as a member of the nominating and corporate governance committee.

(9)
Prior to passing away on April 29, 2019, Ms. Tauscher earned a $15,000 annual retainer as a non-employee member of the board of directors, $17,500 for her position as chairperson of the board of directors, $5,000 for her position as a member of the audit committee and $2,500 for her position as a member of the government and regulatory affairs committee.

All of our non-employee directors have received options to purchase shares of our common stock and/or restricted stock units under our 2005 Stock Plan, 2006 Equity Incentive Plan and/or 2014 Equity Incentive Plan in connection with their service as members of our board of directors. The table below summarizes the outstanding options and unvested restricted stock units held by our non-employee directors as of December 31, 2019. Certain of our directors have elected to defer settlement of vested restricted stock units pursuant to the terms of a deferral election. The vested restricted stock units are not included in the table below but are reflected in the table and related footnotes under “Security Ownership of Certain Beneficial Owners and Management.”

			Number of Securities Underlying Equity Awards
Director	Grant Date	Type of Award	Shares Granted	Shares Subject to Unexercised Options Outstanding and Unvested Restricted Stock Units as of December 31, 2019	Aggregate Stock Options Outstanding as of December 31, 2019	Aggregate Unvested Restricted Stock Units as of December 31, 2019
Andrea C. Brimmer	12/21/2018	Restricted Stock Units(1)	4,067	3,051	—	3,051
	6/11/2019	Restricted Stock Units(2)	2,222	2,222	—	2,222
Beth A. Brooke	8/28/2019	Restricted Stock Units(1)	1,460	1,460	—	1,460
Michael D. Goldberg	6/11/2019	Restricted Stock Units(2)	2,222	2,222	—	2,222
Randall S. Livingston	6/11/2019	Restricted Stock Units(2)	2,222	2,222	—	2,222
Jack L. Oliver, III	6/11/2019	Restricted Stock Units(2)	2,222	2,222	—	2,222
Dale B.Wolf	8/2/2019	Restricted Stock Units(1)	1,533	1,533	—	1,533
_______________

(1)	Restricted stock units vest as to 25% of the shares subject to the grant on each anniversary of the grant date.

(2)	Restricted stock units vest as to 100% of the shares subject to the grant on the day prior to our annual stockholder meeting approximately one year following the grant date.

Executive Officers
The following table sets forth our current executive officers and their ages and the positions they held as of March 31, 2020.

Name	Age	Title
Scott N. Flanders	63	Chief Executive Officer and Director
David K. Francis	52	Chief Operating Officer
Timothy C. Hannan	42	Chief Revenue Officer
Phillip A. Morelock	43	Chief Digital Officer
Gregg R. Ratkovic	51	Senior Vice President, Carrier and Business Development
Derek N. Yung	47	Senior Vice President, Chief Financial Officer
Information pertaining to Mr. Flanders, who is both a director and an executive officer of the company, may be found in the section above entitled “Nominees for Class I Directors.”
David K. Francis. Chief Operating Officer. David Francis has served as our chief operating officer since January 2018. Mr. Francis previously served as our chief financial officer between July 2016 and June 2018 and as our chief operations officer from October 2016 to January 2018. Prior to joining us, Mr. Francis served as managing director, equity research at RBC Capital Markets from November 2013 to July 2016. From 2007 to October 2013, he served as managing partner of The JAAG Group/JAAG Research, healthcare and technology consulting and research firms founded by Mr. Francis. Previously, Mr. Francis was a managing director and co-head of Healthcare Equity Research at Jefferies & Co., a partner, equity research at JC Bradford & Co., a managing director, equity research at Volpe Brown Whelan, a managing director at Punk, Ziegel & Knoell and an investment banking analyst at Needham & Company. Mr. Francis holds a B.S. degree in economics with concentrations in finance and management from the Wharton School of the University of Pennsylvania.
Timothy C. Hannan. Chief Marketing Officer. Timothy Hannan has served as our chief revenue officer since December 2019 and was our chief marketing officer from June 2017 to December 2019. Prior to joining us, Mr. Hannan served as chief marketing officer of Ibotta, Inc., a mobile shopping application, from February 2016 to June 2017 and as chief marketing officer of Trip.com, an online travel website, from February 2015 to February 2016. From March 2010 to November 2014, Mr. Hannan held various senior management positions at Orbitz Worldwide, most recently as its vice president of eMarketing. Mr. Hannan also spent five years at Expedia, Inc. from 2006 to 2010, including serving as the director of accounts for Europe, the Middle East and Africa. Mr. Hannan holds a B.A. in quantitative economics and finance from Providence College and an MBA from London Business School.
Phillip A. Morelock. Chief Digital Officer. Phillip Morelock has served as our chief digital officer since December 2019. Mr. Morelock previously served as our chief product officer from July 2018 to December 2019. Prior to joining us, Mr. Morelock served as the vice president of product for TYT Network, an online news network, from September 2017 to July 2018. He also served as chief digital officer and chief product officer for Playboy Enterprises, Inc., a lifestyle brand and media company, from January 2014 to January 2017. Mr. Morelock was the chief product officer of SpiritClips, LLC, a video subscription company, which was later renamed Hallmark Labs after being acquired by Hallmark from June 2013 to January 2014. Mr. Morelock was the vice president of technology at The Walt Disney Company from September 2010 to November 2012. Previously, at IAC, a media and Internet company, Mr. Morelock served as senior director of engineering and business intelligence for the Citysearch business from July 2005 to June 2007 and as director of operations from March 2003 to July 2005 for the Evite business unit. Mr. Morelock holds a B.A in political science from the University of Southern California.
Gregg R. Ratkovic. Senior Vice President, Carrier and Business Development. Gregg Ratkovic has served as our senior vice president, carrier and business development since December 2018. Mr. Ratkovic previously served as our vice president and general manager, Medicare Supplement products from July 2017 to December 2018. Prior to joining us, Mr. Ratkovic held various sales, marketing and carrier development roles at the Word & Brown Companies, a distributor of health benefits and insurance solutions, from January 2010 to March 2017, including as senior vice president, health plan development and as senior vice president of the Word & Brown General Agency. Mr. Ratkovic served as chief operating officer and co-founder of Joppel, Inc. from April 2007 to January 2010 until its acquisition by the Word & Brown companies. Mr. Ratkovic also served as senior vice president, distribution of the United Health Group, a provider of healthcare and benefits services, from 1999 to 2007. Mr. Ratkovic holds a B.S in economics from Claremont McKenna College.
Derek N. Yung. Senior Vice President, Chief Financial Officer. Derek Yung has served as our senior vice president, chief financial officer since June 2018. Prior to joining us, Mr. Yung served as chief financial officer of Hotwire, Inc., a travel services company owned by Expedia, Inc., from January 2016 to May 2018. From August 2015 to January 2016, he served as chief financial officer of Ticketfly, Inc., a live-events ticketing company. Previously, Mr. Yung served as chief financial officer of Tria Beauty, Inc., a consumer skincare company, from January 2014 to March 2015 and as chief financial officer of Nextag, Inc., a comparison shopping and e-commerce services company, from January 2011 to January 2014. Mr. Yung holds a B.S. degree in computer science from Stanford University and an M.B.A from the Kellogg School of Management at Northwestern University.
Corporate Governance Matters
Code of Business Conduct
Our board of directors has adopted a code of business conduct, which is applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct is available in the “Investor Relations” section of our corporate website at www.ehealth.com.
Corporate Governance Guidelines
Our board of directors has adopted guidelines on significant corporate governance issues, or corporate governance guidelines, that address the role and composition of, and policies applicable to, the board of directors. The nominating and corporate governance committee annually reviews the guidelines and reports any recommendations regarding amendment thereof to our board of directors. Our corporate governance guidelines were last amended in March 2017 and are available in the “Investor Relations” section of our corporate website at www.ehealth.com.
Equity Award Policy
Our board of directors adopted an equity award policy in November 2006, which was amended and restated in March 2015. The policy provides that:

•	Our compensation committee may grant equity awards to our directors, officers, employees or consultants;

•
Our equity incentive committee may grant equity awards to our employees or consultants, subject to the limitations that (i) the recipient has not already received an equity award from us, (ii) the recipient is not an officer or director, and (iii) the equity incentive committee may not grant options to purchase shares of our common stock or stock appreciation rights for more than 50,000 shares per grantee, and may not grant restricted stock or restricted stock units for more than 20,000 shares per grantee, unless the compensation committee approves a revised limit;

•	Our compensation committee will approve grants of equity awards (i) to new hires or to recently promoted employees at the first compensation committee meeting on or after the employee’s first day of employment or the day of the employee’s promotion and (ii) to existing directors, officers, employees or consultants (other than recently promoted employees) at the first regularly scheduled compensation committee meeting in a calendar quarter;

•
For accounting, tax and securities law purposes, all awards are effective on the “date of grant,” which is the earliest day that is both (i) the third Tuesday of a month and (ii) at least the 10th business day after the date when the applicable committee approved the awards; and

•	The exercise price of all options and stock appreciation rights is required to be equal to or greater than the closing price of our common stock on the date of grant.
Insider Trading Compliance Program
Our board of directors adopted an insider trading compliance program in August 2006, which was last amended and restated in March 2019. The program prohibits trading of our securities based on material, nonpublic information regarding our company and applies to members of our and our subsidiaries’ boards of directors, employees and consultants, including our executive officers, and, in each case, members of their immediate families, other family members who live in their same household and any other family member whose securities transactions they direct (collectively, the “Insiders”). The Insiders are generally prohibited from, among other things, trading on material, nonpublic information, holding our securities in a margin account or pledging our securities as collateral for a loan, “tipping,” trading during our trading blackout periods, conducting short sales of our securities, trading in derivative securities (e.g., “puts,” “calls,” or other similar hedging instruments) relating to our securities, placing open orders with brokers in violation of the program, and disclosing nonpublic information relating to our company and our subsidiaries in any internet bulletin board or forum.
Consideration of Director Nominees
Stockholder Recommendations and Nominations. The policy of our board of directors is to consider recommendations for director candidates from stockholders holding not less than one percent (1%) of the outstanding shares of our common stock continuously for at least twelve months prior to the date of submission of the recommendation. Our board of directors has established the following procedures by which these stockholders may submit recommendations regarding director candidates:

•
To recommend a candidate for election to the board of directors, a stockholder meeting the criteria set forth above must notify the nominating and corporate governance committee by writing to our general counsel at the following address:

General Counsel (Director Recommendation)
eHealth, Inc.
2625 Augustine Drive, Second Floor
Santa Clara, CA 95054

•	The stockholder’s notice is required to set forth the following information:

•	the candidate’s name and home and business contact information;

•	detailed biographical data and relevant qualifications of the candidate;

•	a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership set forth below;

•	information regarding any relationship between the candidate and us;

•	the candidate’s written consent to be named in our proxy statement and proxy if selected, and to serve on our board of directors if elected;

•	evidence of the required ownership of common stock by the recommending stockholder; and

•	other information that the stockholder believes is relevant in considering the candidate.
A stockholder that instead desires to nominate a person directly for election to the board of directors at an annual meeting of stockholders must meet applicable requirements, including the deadlines and other requirements set forth in our bylaws.
Director Qualifications. Our board of directors believes that it is necessary for each of our directors to possess many qualities, skills and attributes. The nominating and corporate governance committee is responsible for reviewing with the board of directors from time to time the appropriate qualities, skills and attributes required of members of our board of directors in the context of the current make-up of our board of directors. According to our corporate governance guidelines, the nominating and corporate governance committee will consider the following in connection with its evaluation of director candidates:

•	the current size, composition and organization of the board of directors and the needs of the board of directors and its committees;

•
such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and

•	such other factors as the nominating and corporate governance committee may consider appropriate.
The minimum qualifications and skills that each director should possess include (i) strong professional and personal ethics and values, (ii) broad experience at the policy-making level in business, government, education, technology or public interest and (iii) the ability to assist with and make significant contributions to our success. As provided above, our corporate governance guidelines specify one of the considered factors as diversity of experience. Beyond this statement, our nominating and corporate governance committee does not have a formal policy with respect to diversity. The board of directors and nominating and corporate governance committee, however, believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the nominating and corporate governance committee seeks director candidates with a broad diversity of professions, skills and backgrounds.
The nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weight or priority to any of these factors.
Identification and Evaluation of Nominees for Director. The nominating and corporate governance committee is responsible for identifying, evaluating and recommending candidates for election to our board of directors and candidates for filling vacancies on our board of directors that may occur between annual meetings of our stockholders. The nominating and corporate governance committee may consider bona fide candidates from all relevant sources, including current board members, professional search firms and other persons. The nominating and corporate governance committee will also consider bona fide director candidates recommended by stockholders pursuant to the requirements set forth above. The nominating and corporate governance committee is responsible for evaluating director candidates in light of the board of directors membership criteria described above, based on all relevant information and materials available to the nominating and corporate governance committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.
Stockholder Communication with Directors
The board of directors believes that stockholders should have an opportunity to communicate with the board of directors. Any communication from a stockholder to the board of directors generally or to a particular director should be in writing and should be delivered to our general counsel at our principal executive offices. Each such communication should set forth (i) the name and address of the stockholder, as they appear on our books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of our stock that are owned of record by the record holder and beneficially by such beneficial owner. Our general counsel will monitor these communications. The general counsel will, in consultation with appropriate directors as necessary, generally screen out communications from stockholders that are (i) solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders or (iii) matters of a type that render them improper or irrelevant to the functioning of the board of directors and us. Summaries of appropriate communications will be provided to the board of directors at each regularly scheduled meeting of the board of directors. The board of directors generally meets on a quarterly basis. Where the nature of a communication warrants, the general counsel may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors or an individual director and may consult our independent advisors or management regarding the communication. The general counsel may decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.
The procedures described above do not apply to communications to non-employee directors from our officers or directors who are stockholders or to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Attendance at Annual Meeting of Stockholders
The board of directors encourages directors to attend our annual meetings of stockholders. All of our then-current directors attended the annual meeting of stockholders held June 11, 2019.
Compensation Committee Interlocks and Insider Participation
The directors who were members of our compensation committee during part or all of 2019 were Andrea C. Brimmer, Michael D. Goldberg, Jack L. Oliver, III and Dale B. Wolf. None of the current or past members of our compensation committee has at any time been an officer or employee of ours while serving on the committee. None of our executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.
Board Leadership Structure
Our corporate governance guidelines provide that the board of directors should be free to choose a chairperson of the board and/or a lead independent director in any way it deems best for the company at a given point in time. Our board of directors recognizes that no single leadership model is right for all companies at all times and periodically reviews its leadership structure as a result. The board of directors currently believes that our company is best served by having a lead independent director but not a chairperson. Jack L. Oliver, an independent director, was appointed as our lead independent director in June 2019. The lead independent director has the following responsibilities:

•	develop the agendas for all meetings of the board of directors with the chief executive officer; and

•	call special meetings of the independent directors, develop agendas for such meetings and chair all meetings of independent directors.
Accordingly, the lead independent director has the ability to shape the work of our board of directors. Our board of directors believes that our current leadership structure promotes the independence of our board of directors in its oversight of our business affairs and facilitates information flow between management and our board of directors.

Risk Oversight
The board of directors takes an active role, as a whole and at the committee level, in overseeing management of the company’s risks. Our management keeps the board of directors apprised of significant risks facing the company and the approach being taken to understand, manage and mitigate such risks. Specifically, strategic risks are overseen by the full board of directors and the strategy committee of the board of directors; regulatory risks are overseen by the government & regulatory affairs committee of the board of directors; financial and cybersecurity risks are overseen by the audit committee of the board of directors; risks relating to compensation plans and arrangements are overseen by the compensation committee of the board of directors; and risks associated with director independence and potential conflicts of interest are overseen by the nominating and corporate governance committee of the board of directors. Additional review or reporting on enterprise risks is conducted as needed or as requested by the full board of directors or the appropriate committee. In addition, our lead independent director promotes communication and consideration of matters presenting significant risks to us through his role in contributing to and drafting agendas for meetings of our board of directors and acting as a conduit between our independent directors and our chief executive officer on sensitive issues.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information, as of March 31, 2020, as to shares of common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and nominees, (iii) each of our executive officers named under “Executive Compensation, Say-on-Pay, Independence of Advisors—2019 Summary Compensation Table” (the “Named Executive Officers”) and (iv) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the Securities and Exchange Commission and information furnished by the respective individuals or entities, as the case may be.
Applicable percentage ownership is based on 25,580,223 shares of common stock outstanding at March 31, 2020. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that were exercisable on or within 60 days after March 31, 2020, and shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 31, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned*
5% Stockholders
Entities affiliated with BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	3,157,828	12.3%
FMR, LLC (3) 245 Summer Street Boston, MA 02210	1,686,464	6.6%
The Vanguard Group (4) 100 Vanguard Blvd. Malvern, PA 19355	1,360,612	5.3%

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned*
Named Executive Officers and Directors
Scott N. Flanders(5)	849,758	3.2%
David K. Francis(6)	180,615	*
Timothy C. Hannan(7)	29,118	*
Robert S. Hurley(8)	81,672	*
Derek N. Yung(9)	82,908	*
Andrea C. Brimmer	1,016	*
Beth A. Brooke	1,000	*
Michael D. Goldberg(10)	87,386	*
Randall S. Livingston(11)	49,704	*
Jack L. Oliver	38,637	*
Dale B. Wolf	3,000	*
All named executive officers, executive officers and directors, as a group (13 persons)(12)	1,415,360	5.5%
_______________

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o eHealth, Inc., 2625 Augustine Drive, Second Floor, Santa Clara, CA 95054.

(2)
According to a Schedule 13G filed on February 4, 2020 with the Securities and Exchange Commission, 3,157,828 shares of common stock are deemed to be beneficially owned by BlackRock, Inc. and certain of its subsidiaries including BlackRock Fund Advisors on behalf of various other persons known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock as of December 31, 2019. BlackRock Fund Advisors beneficially owns more than 5% of the total outstanding shares of our common stock.

(3)
According to a Schedule 13G filed on February 7, 2020 with the Securities and Exchange Commission, 1,686,464 shares of common stock are deemed to be beneficially owned by FMR, LLC and certain of its subsidiaries and affiliates including FMR Co., Inc on behalf of various other persons known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock as of December 31, 2019. FMR Co., Inc beneficially owns more than 5% of the total outstanding shares of our common stock.

(4)
According to a Schedule 13G filed on February 12, 2020 with the Securities and Exchange Commission, 1,360,612 shares of common stock are deemed to be beneficially owned by the Vanguard Group and certain of its subsidiaries on behalf of various other persons known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock as of December 31, 2019. No one such person’s interest in our common stock is more than 5% of the total outstanding shares of our common stock.

(5)
Includes 293,748 shares of common stock issuable upon exercise of stock options, 442,124 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election and 3,000 shares held in accounts for Mr. Flanders’ grandchildren under the Uniform Transfers to Minor Act.

(6)	Includes 111,200 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election.

(7)	Includes 10,937 shares of common stock issuable upon exercise of stock options.

(8)	Includes 69,483 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election.

(9)	Includes 19,227 shares of common stock held of record by The Derek Yung and Jill Yung 2014 Trust. Also includes 62,864 shares of common stock issuable upon exercise of stock options.

(10)
Includes 44,419 shares of common stock held of record by Michael D. Goldberg Family Trust dated June 3, 2011. Also includes 34,217 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election.

(11)	Includes 21,047 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election.

(12)
Includes an aggregate of 373,882 shares of common stock issuable upon exercise of stock options, 375 shares of common stock issuable upon vesting of restricted stock units and 678,071 shares of vested restricted stock units that have been deferred pursuant to the terms of a deferral election.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, and any currently proposed transaction, to which we were or will be a participant, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of any such person’s immediate family had or will have a direct or indirect material interest.
We also describe below certain other transactions with our directors, executive officers and stockholders.
Board Compensation
We pay non-employee directors for service on our board of directors. Our non-employee directors also have received options to purchase shares of our common stock and restricted stock units covering shares of our common stock. For more information regarding these arrangements, see “Non-Employee Director Compensation” above.
Employment Agreements
We have entered into offer letters or employment related agreements with each of our executive officers. For more information regarding these arrangements, see “Executive Compensation, Say-on-Pay, Independence of Advisors— Employment Agreements, Separation Agreements and Change of Control Arrangements” below.
Indemnification Agreements and Limitation of Liability
Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred or suffered in connection with their service to us or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her action in that capacity, regardless of whether Delaware law would otherwise permit indemnification. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their actions as directors.
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Equity Award Grants
We have granted restricted stock units and options to purchase shares of our common stock to our directors and executive officers. See “Non-Employee Director Compensation,” “Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements” and “Executive Compensation, Say-on-Pay, Independence of Advisors—2019 Outstanding Equity Awards at Fiscal Year-End, 2019 Option Exercises and Stock Vested at Fiscal Year-End.”

Policies and Procedures with Respect to Related-Party Transactions
The charter of our audit committee requires that members of the audit committee, all of whom are independent directors, review and oversee all related-party transactions in accordance with applicable rules and regulations. In addition, the audit committee is responsible for reviewing, approving and monitoring our code of business conduct. Our code of business conduct prohibits conflicts of interest as a matter of policy, except with the informed written consent of our board of directors or a committee of our board of directors in the case of a director or executive officer. There were no related-party transactions during 2019 that did not require review, approval or ratification pursuant to our policies and procedures, or for which such policies and procedures were not followed. Except for the compensation of directors and executive officers described earlier and as set forth above, none of our directors, executive officers or holders of more than 5% of our common stock was involved in any related-party transactions.

EXECUTIVE COMPENSATION, SAY-ON-PAY, INDEPENDENCE OF ADVISORS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our executive compensation program and philosophy and the material elements of compensation awarded to, earned by, and/or paid to our chief executive officer, chief financial officer and our other named executive officers (collectively. our “Named Executive Officers”) for the year ended December 31, 2019. This Compensation Discussion and Analysis is intended to be read in conjunction with the tables immediately following this section, which provide further historical compensation information.
Our Named Executive Officers for 2019 were as follows:

Scott N. Flanders	Chief Executive Officer
Derek N. Yung	Senior Vice President, Chief Financial Officer
David K. Francis	Chief Operating Officer
Timothy J. Hannan	Chief Revenue Officer
Robert S. Hurley	Former President, Carrier and Business Development
Mr. Hurley resigned from his position as president, carrier and business development effective March 1, 2020. Mr. Hurley was serving as an executive officer as of December 31, 2019 and is therefore considered a Named Executive Officer for 2019. The compensation of these Named Executive Officers is presented in the compensation tables in this proxy statement and is discussed in this compensation discussion and analysis.
Our Business Environment and Certain Achievements
In 2019 we pursued enrollment growth and market share expansion in our Medicare business while continuing to increase our profitability through fixed cost leverage. We exceeded our growth goals by generating an 81% year-over-year increase in approved Medicare members - a significant acceleration compared to 36% in 2018. This significant growth was driven by a combination of our strong execution and favorable conditions in the Medicare market characterized by continuing growth in the number of Medicare enrollees, increased penetration of private Medicare plans that eHealth markets including Medicare Advantage and Medicare Supplement plans, and an increase in complexity and choice of plans. We were also successful in achieving our profitability goals by scaling our infrastructure in a disciplined manner to support significant organic growth.
Our 2019 business highlights include:

•	Total revenue was $506.2 million, a growth of 101% compared to 2018;*

•	Adjusted EBITDA** was $133.2 million, a growth of 295% compared to 2018, and GAAP net income was $66.9 million;*

•	Medicare commission revenue growth of 115% driven primarily by strong growth in approved Medicare members;

•	A 44% increase in revenue in our Individual, Family and Small Business segment compared to 2018. The segment continued to be profitable for the full year 2019;

•	Growing the percentage of applications for major medical Medicare products, including Medicare Advantage and Medicare Supplement plans, submitted online; and

•	Significant investment in Medicare-related marketing and telesales resources.

*
Our 2019 revenue, adjusted EBITDA and GAAP net income include the positive impact of $42.3 million in revenue related to the change in estimate in expected cash commission collections for Medicare Advantage plans since we began selling such products through the third quarter of 2019.

**
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, acquisition costs, restructuring charge, amortization of intangible assets, change in fair value of earnout liability, other income, net and provision for income taxes to GAAP net income. A reconciliation between adjusted EBITDA and GAAP net income is included in Appendix A to this proxy statement.

Executive Compensation Overview
Consistent with our philosophy of aligning executive pay with our short- and long-term performance, and to align the interests of our management and stockholders, our compensation programs are designed to provide the majority of executive compensation in the form of variable, at-risk pay which is earned based on our performance.
During 2019, the compensation of our chief executive officer primarily consisted of base salary, an annual cash incentive award and performance-based long-term equity incentive awards. Our other Named Executive Officers had a similar pay package, with base salary, an annual cash incentive award, and a mix of performance-based and service-based long-term equity incentive awards.
For 2019, our chief executive officer was eligible to earn up to approximately 94% of his total target direct compensation in the form of variable annual cash incentives and performance-based long-term equity incentives. Similarly, our other Named Executive Officers were eligible to earn up to approximately 92% (on average) of their total target direct compensation in the form of variable incentives. The following charts illustrate the target pay mix of our chief executive officer and the average target pay mix of our other Named Executive Officers for the past year:
As used in the above charts, total target direct compensation includes annualized base salary, variable annual cash incentives and long-term equity incentives. Base salary is calculated based on the base salary approved by the compensation committee in March 2019 and not actual salary earned. The variable incentives are calculated assuming all cash bonuses were awarded, and performance-based equity incentives were earned, at 100% of their target levels. The long term equity incentives are calculated using the grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718. Accordingly, the amounts do not reflect the actual amounts awarded to our chief executive officer and other Named Executive Officers.
Pay for Performance
We believe that pay should be directly linked to performance with an emphasis on returning value to our stockholders. As illustrated below, our chief executive officer's compensation (as reported in the Summary Compensation Table) has increased over the last three years. During that same time, our stockholders have benefited from our strong total stockholder return, or TSR, growth. The chart below shows our chief executive officer's compensation in 2017, 2018 and 2019 and the performance of a $100 investment in our common stock from December 31, 2016 to December 31, 2019.
Our total stockholder return has grown significantly over the course of a five-year period, solidifying our commitment to pay for performance. In 2019, we saw a 150.1% increase in TSR, as a result of our Medicare business and our strong financial performance. We have also seen significant, superior relative growth in TSR, as our cumulative one-year, three-year and five-year total stockholder return have decisively outpaced those of the Nasdaq Composite index and the Research Data Group, or RDG, Internet Composite index, including many of our peers.

Corporate Governance Best Practices
Our compensation committee, assisted by its independent compensation consultant, Radford, which is part of the Reward Solutions practice at Aon plc (“Radford”), stays informed of developing executive compensation best practices. In this regard, our best practices include:

•	In 2019, tying 100% of the equity awards granted to the chief executive officer to achieving certain levels of stock price performance as well as long-term revenue and adjusted EBITDA goals;

•
In 2019, tying approximately 92% of the equity awards granted to the chief financial officer, 90% of the equity awards granted to the chief operating officer and 86% of the equity awards granted to the other Named Executive Officers, to achieving certain levels of stock price performance as well as long-term revenue and adjusted EBITDA goals;

•	Linking pay to performance by, for example, tying bonus payouts under the 2019 executive bonus program to our financial performance and each recipient’s individual performance;

•	Maintaining stock ownership guidelines for executive officers and non-employee directors;

•	Prohibiting all employees, including our Named Executive Officers, from hedging their company common stock pursuant to our insider trading policy;

•	Prohibiting all employees, including our Named Executive Officers from pledging company common stock as collateral for loans, pursuant to our insider trading policy;

•	Providing no golden parachute excise tax gross-ups;

•	Generally restricting our executive officers to be eligible to receive only the same benefits and perquisites as our other U.S.-based salaried employees;

•	Conducting an annual Say-on-Pay advisory vote as a means to receive feedback from stockholders on our executive compensation program; and

•	Engaging Radford to perform a risk analysis with respect to our compensation programs and policies, including for non-executive officers.

General Compensation Philosophy and Program Structure
Components of Executive Compensation
We strive to balance our need to compete for executive talent with the need to maintain a reasonable and responsible cost structure for our program, and to align our executive officers’ interests with our stockholders’ interests. In general, the objectives of our executive compensation program are to:

Compensation Components
Objective	Base Salary	Annual Incentives	Equity Awards
Attract, motivate and retain talented and dedicated executive officers	•	•	•
Directly link compensation to measurable corporate and individual performance		•	•
Focus executive officers on achieving near- and long-term corporate objectives and strategy		•	•
Reward executives for creating stockholder value			•
Role of the Compensation Committee
The compensation committee of our board of directors, composed entirely of non-employee independent members of our board of directors, oversees, among other things, the design and administration of our executive compensation program and our equity incentive plans (including reviewing and approving equity award grants). The compensation committee reviews and approves all compensation decisions relating to our executive officers on an annual basis. The compensation committee reviews the components of executive officer compensation for consistency with our compensation philosophy and takes into account changes in compensation practices among our peer group companies. The compensation committee also reviews overall compensation risk.
Role of Executive Officers
Our chief executive officer, chief financial officer and members of our human resources, finance and legal departments assist and support the compensation committee. Management does not determine executive officer compensation. However, management reviews our compensation philosophy with the compensation committee and develops compensation proposals for the compensation committee to consider. Management may provide various materials to the compensation committee, such as analyses of existing and proposed compensation programs and executive officer and other employee equity ownership information. Our chief executive officer and our chief people officer participated in meetings of our compensation committee, and our chief executive officer makes recommendations with respect to compensation proposals for executive officers other than himself.
Role of the Compensation Consulting Firm
The compensation committee has engaged Radford to provide compensation advisory services. Radford reports directly to the compensation committee for purposes of advising it on executive officer compensation and meets with certain members of management in conducting its reviews of various aspects of executive officer compensation. In early 2019, Radford conducted analyses of our executive officers’ base salaries, annual cash bonus awards and long-term equity incentive awards against the compensation of executive officers in similar positions with companies considered to be our “peer companies.” Radford also reports on overall compensation risk, reviews equity plan usage and makes recommendations to the compensation committee on executive new hire packages. Radford attended compensation committee meetings, including executive sessions, to present its analyses and to discuss its findings with the compensation committee. The compensation committee reviewed Radford’s analyses in the context of making its decisions with respect to executive officers' compensation for 2019.
Compensation Committee Advisor Independence
We, as a company, participate in Radford’s Global Technology Survey and Global Sales Survey in order to obtain market compensation information for executives and staff globally. Radford also assists us in valuing equity awards to ensure that such awards are properly expensed. The compensation committee has considered the independence of Radford pursuant to Nasdaq Global Market and Securities and Exchange Commission rules and has found no conflict of interest in Radford’s continuing to provide advice to the compensation committee.
The compensation committee is also regularly advised by the company’s outside legal counsel, Cooley LLP. The compensation committee has considered the independence of Cooley LLP pursuant to Nasdaq Global Market and Securities and Exchange Commission rules and has found no conflict of interest in Cooley’s continuing to provide advice to the compensation committee. The compensation committee intends to reassess the independence of its advisers at least annually.
Consideration of 2019 Advisory Say-On-Pay Vote Results
On June 11, 2019, we held a stockholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a “Say-On-Pay” vote. Our stockholders overwhelmingly supported the proposal, with approximately 99% of votes cast in favor of the resolution. Noting the results of this vote, for fiscal 2019, the compensation committee retained our general approach to our executive compensation program, with a continued emphasis on rewarding our executive officers through compensation if they deliver long-term value for our stockholders. The compensation committee considers input from our stockholders, as well as the outcome of our annual Say-on-Pay vote, when making executive compensation program decisions.
Competitive Positioning
For the 2019 executive compensation review Radford provided an analysis of our executive officer compensation against the compensation of executive officers in similar positions with a set of peer group companies (which changed from 2018 to 2019, as described below) and also with compensation data drawn from software/Internet companies with revenues from $100 million to $500 million included in the Radford Global Technology Survey. The survey data were used in addition to the peer group company data as they were believed to be reflective of companies that compete in our labor market and of companies with similar revenue levels.
2019 Peer Group
The peer group developed by Radford, approved by our compensation committee and used in Radford’s analysis for 2019 compensation, was based on peer companies with revenues ranging from $100 million to $500 million and market capitalization ranging from $150 million to $1.5 billion.

Using the above criteria, the following companies were identified to comprise our 2019 peer group:

Peer Group Companies
Benefitfocus, Inc.	Liquidity Services, Inc.
Blucora, Inc.	LivePerson, Inc.
BrightCove Inc.	MINDBODY, Inc.*
Carbonite, Inc.	Petmed Express, Inc.
Care.com, Inc.	QuinStreet, Inc.
Castlight Health, Inc.*	Quotient Technology, Inc.
Chegg, Inc.	ServiceSource International, Inc.*
DHI Group, Inc.	TechTarget, Inc.
Health Insurance Innovations, Inc.*	TrueCar, Inc.
Instructure, Inc.*	XO Group Inc.
Limelight Networks, Inc.
* New in 2019
Angie's List, Inc., Bazaarvoice, Inc., Ebix, Inc., Marchex, Inc. and Travelzoo, Inc., companies included in the 2018 peer group, were removed from the 2019 peer group because they were acquired or merged with other companies or no longer meet the revenue or market capitalization criteria.
Use of Market Data
For its 2019 compensation decisions, the compensation committee maintained a practical approach to attracting and retaining key executive talent in line with market data. The compensation committee’s goal is generally to set all elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to target pay levels for each compensation element, but instead makes its compensation decisions based on a variety of relevant factors, including those listed below. While the compensation committee continues to review and reference market data, the data generally are used to inform the compensation committee of market practices to ensure that our executive compensation program remains within a competitive range of our peers. In addition to the market data, several other factors are taken into account in setting the amount of each Named Executive Officer’s target total direct compensation opportunity. These factors include:

•
Recruitment, retention and historical factors. The compensation committee reviews existing Named Executive Officer compensation and retention levels relative to estimated replacement cost with respect to the scope, responsibilities and skills required of the particular position.

•
Lack of directly comparable data for some of our key roles. Compensation data for some of our key positions are not explicitly reported by companies in our compensation peer group or survey data. This results in limited sample sizes and/or inconclusive data that can be misleading if targeting a specific percentile for market positioning.

•
Market positioning may be distorted by the source of the data. Certain elements of compensation reported from one source can be consistently higher or lower than the data collected from another, given differences in methods and samples used by each source to collect market data. Given this variability and volatility within the market data, the compensation committee has determined that targeting pay levels at specific percentiles of this data could result in outcomes that do not align with the internal value and strategic importance of various roles at the company.

Compensation Elements
Base Salaries
The compensation committee’s objective is to provide the Named Executive Officers with competitive base salaries. We provide this compensation component in order to attract and retain an appropriate caliber of talent and experience for our workforce, and to reward them for their day-to-day contributions. Our compensation committee reviewed base salaries for our Named Executive Officers in the first quarter of 2019 using peer group and survey data supplied by Radford as a means to verify that we were providing base salaries that would help us accomplish our goals. The compensation committee also considered position-specific market data in setting the base salaries of all Named Executive Officers.
For 2019, following a review of market information, the compensation committee determined to keep our chief executive officer's base salary the same as in 2018 but increased the base salary of certain other Named Executive Officers. The compensation committee considered our financial performance, each executive officer's level of experience and expected contributions to our company when setting the base salaries. The compensation committee increased the base salary of Derek N. Yung, David K. Francis and Timothy C. Hannan to recognize these executives' strong performance and increases in the scope of their responsibilities. Additional consideration was given to peer compensation for similar positions.

Name	2018 Base Salary	2019 Base Salary	Percentage Change
Scott N. Flanders	$600,000	$600,000	—
Derek N. Yung	$350,000	$375,000	7%
David K. Francis	$400,000	$450,000	13%
Timothy C. Hannan	$300,000	$325,000	8%
Robert S. Hurley	$325,000	$325,000	—
Annual Cash Bonus Awards
We provide the opportunity for our executive officers to earn an annual cash bonus award. We provide this opportunity in order to attract and retain employees with a high caliber of talent and experience for our key positions and to link payments to the achievement of our annual financial and/or operational objectives.
2019 Executive Bonus Program
Our compensation committee approved the executive bonus arrangement for the fiscal year ended December 31, 2019 (the “2019 Bonus Program”). The 2019 Bonus Program was established under the executive bonus plan for all Named Executive Officers. The 2019 Bonus Program provided executives the opportunity to earn cash bonus awards based on achieving performance goals relating to company performance established by the compensation committee.
In the case of all Named Executive Officers, company performance under the 2019 Bonus Program was measured by the achievement of specific financial goals related to revenue and adjusted EBITDA. Adjusted EBITDA was calculated by adding stock-based compensation, depreciation and amortization expense, acquisition costs, restructuring charge, amortization of intangible assets, change in fair value of earnout liability, other income, net and provision for income taxes to GAAP net income.
In the event that we met the revenue performance goal, the Named Executive Officers were eligible to receive 60% of their respective target payout. In the event that we met the adjusted EBITDA goal, the Named Executive Officers were eligible to receive 40% of their respective target payout. The Named Executive Officers would not receive any payout with respect to a goal that is achieved at less than 97% with respect to the revenue goal and 95% with respect to the adjusted EBITDA goal. The maximum payout the Named Executive

Officers could receive under the 2019 Bonus Program was 150% of the participant’s target payout for achievement that exceeds 108% of the revenue goal and 121% of the adjusted EBITDA goal. In addition, the executive bonus plan permitted the compensation committee to increase, eliminate or reduce the actual award that otherwise would have been payable under the payout formula for all Named Executive Officers in its sole discretion. The specific performance goals for the year ended December 31, 2019 approved by the compensation committee were as follows:

Metric	Threshold	Target	Maximum
GAAP Annual Revenue	$291,000,000	$300,000,000	$324,000,000
Adjusted EBITDA	$45,125,000	$47,500,000	$57,475,000
The compensation committee established rigorous performance goals for the 2019 Bonus Program. The target revenue goal of $300 million represented growth of more than 19% over our 2018 revenue of $251 million. The target adjusted EBITDA goal of $47.5 million represented growth of more than 41% over our 2018 adjusted EBITDA of $33.7 million.
The compensation committee believed the achievement of these target goals would both create stockholder value and require significant effort on the part of each Named Executive Officer, and it therefore approved cash bonus award opportunities based on achievement of these goals. The compensation committee approved target and maximum cash bonus award opportunities under the 2019 Bonus Program for our Named Executive Officers as follows:

Name	Fiscal 2019 Cash Bonus Award Opportunity
	Target		Maximum
	Percent of Base Salary	Amount	Percent of Base Salary	Amount
Scott N. Flanders	125%	$750,000	187.5%	$1,125,000
Derek N. Yung	60%	$225,000	90%	$337,500
David K. Francis	60%	$270,000	90%	$405,000
Timothy C. Hannan	60%	$195,000	90%	$292,500
Robert S. Hurley	60%	$195,000	90%	$292,500
Despite setting rigorous performance goals for the 2019 Bonus Program, the compensation committee decided to maintain the same (on a percentage-of-base salary basis) 2019 cash bonus opportunities for each of the Named Executive Officers (other than Mr. Flanders) as they had in the previous year. With respect to Mr. Flanders, the compensation committee increased the target payout as a percentage of base salary from 100% to 125% and the maximum payout from 150% to 187.5%. Consistent with the compensation committee's philosophy of linking pay directly to performance, the compensation committee determined to increase Mr. Flanders' variable, at-risk cash compensation rather than his base salary in 2019. Under Mr. Flanders' leadership, we have performed significantly better than our peer companies, both in terms of financial and stock price performance. The compensation committee believed that the incentives provided a meaningful reward if the goals were achieved and were necessary to retain our Named Executive Officers and to maintain competitiveness with similarly performing companies.
In March 2020, our compensation committee considered and determined the 2019 fiscal year performance of the company and each of the Named Executive Officers against the previously established performance goals. The 2019 revenue and adjusted EBITDA goals and the company’s 2019 achievement were as follows:

Metric	Target Goal	2019 Company Achievement	Achieved Payout Percentage Relative to Target
GAAP Annual Revenue	$300,000,000	$506,201,000	150%
Adjusted EBITDA	$47,500,000	$133,228,000	150%

After applying the percentage weightings in accordance with the payout formula, the compensation committee determined that the Named Executive Officers had achieved a weighted overall payout percentage relative to target of 150%. The compensation committee noted that while our 2019 financial results benefited from the positive impact of $42.3 million in revenue related to the change in estimate in expected cash commission collections for Medicare Advantage plans since we began selling such products through the third quarter of 2019, we would have met the maximum revenue and adjusted EBITDA goals and achieved payout at 150% even if we were to exclude the positive impact of the $42.3 million in revenue. The compensation committee then concluded that bonus payments would be made under the 2019 Bonus Program to each of the participants in the 2019 Bonus Program, with adjustments made to reflect the compensation committee’s assessment of individual performance as set forth below. In particular, the compensation committee awarded Messrs. Hannan and Hurley with payments that exceeded the amounts that would be due them under the payout formula in recognition of their outsized contributions to the company's outstanding performance with respect to its revenue and adjusted EBITDA goals. The compensation committee approved the following payouts under the 2019 Bonus Program:

Name	According to Payout Formula	Actual Payout	Percent
Scott N. Flanders	$1,125,000	$1,125,000	100.0%
Derek N. Yung	$337,500	$337,500	100.0%
David K. Francis	$405,000	$405,000	100.0%
Timothy C. Hannan	$292,500	$300,000	102.6%
Robert S. Hurley	$292,500	$300,000	102.6%
Equity Incentive Awards
Equity incentive awards are an important part of our overall compensation program as they reward and incentivize performance, assist in employee retention and help to align employee interests with the interests of our stockholders. The compensation committee reviews the equity holdings of our Named Executive Officers regularly, and grants equity awards to our Named Executive Officers informed in part by the market data provided by Radford, as discussed above. The terms of our 2019 awards are set forth below, and additional relevant provisions with respect to particular Named Executive Officers may be found in the “Employment Agreements, Severance Agreements and Change of Control Arrangements” section of this proxy statement.
In reviewing our equity award practices, we are committed to effectively rewarding, incentivizing and retaining our key employees with a competitive equity compensation program while maintaining acceptable levels of stockholder dilution. For this reason, we carefully manage both our gross burn rate and our net burn rate. Gross burn rate reflects equity awards granted during the fiscal year divided by the weighted average number of shares outstanding. Net burn rate reflects equity awards granted during the fiscal year less equity awards cancelled and returned to the plan (net equity grants), divided by the weighted average number of shares outstanding. Although we are classified with insurance companies in proxy advisory firm burn rate comparisons across industry groups, our placement in that category simply is not realistic given that we are an ecommerce and technology company located in Silicon Valley and compete for employees with companies in the Internet, software and services industries. As a result, our equity incentive award grants are generally greater than those companies in the insurance company category and are more aligned with internet and software and services companies.
2019 Executive Equity Compensation
In March 2019, our compensation committee approved equity incentive awards for our Named Executive Officers in the form of performance-based restricted stock units, or PSUs, and/or time-based restricted stock units. or RSUs. The sizes of the awards were set to deliver competitive value while also maintaining an appropriate burn rate for the year. The compensation committee determined the number of shares subject to the awards granted to our Named Executive Officers after assessing market data provided by Radford.
The vast majority of the value of equity awards granted to our Named Executive Officers was tied to achieving performance goals, while a small portion was subject to time-based vesting. Of the awards granted in 2019, none of the equity awards granted to our chief executive officer, 8% of the equity awards granted to our chief financial officer, 10% of the equity awards granted to our chief operating officer and 14% of the equity awards granted to the other Named Executive Officers were scheduled to vest based on continuous service over a four-year period, with the goal of providing an incentive to executives to continue employment with us.
Of the awards granted in 2019, 100% of the equity awards granted to our chief executive officer, 92% of the equity awards granted to our chief financial officer, 90% of the equity award granted to our chief operating officer and 86% of the equity awards granted to the other Named Executive Officers were performance-based restricted stock units tied to achieving performance goals.
The compensation committee granted two types of performance-based restricted stock units to Named Executive Officers in 2019. The first type of performance-based restricted stock units it granted is tied to achieving certain levels of stock price performance over the four-year period following the grant date. The goal of these performance awards is to align the interests of our Named Executive Officers with those of our stockholders and to incentivize them to increase the value of the business in a manner that would drive a sustainable increase in our stock price. The Named Executive Officers became eligible to vest in the performance-based restricted stock units if in any 30 calendar-day period our average closing stock price traded at or above the following price thresholds:

Stock Price from Price Threshold	Percentage of Award Eligible to Vest	Percentage Increase from Award Approval Date to Achieve Price Threshold
$75.00	33.3%	29%
$81.00	33.3%	40%
$90.00	33.0%	55%
These performance-based restricted stock unit awards were approved when our stock price was trading at $58.01 per share, so our stock price would have had to increase significantly (with a range of increase of 29% to 55%) from the stock price on the approval date in order for the Named Executive Officer to be eligible to vest in the shares subject to the performance-based restricted stock unit award. The compensation committee believes that tying the performance-based restricted stock unit awards to achievement of our stock price targets motivates our executives to take actions and pursue opportunities that will enhance the long-term value of our stock and benefit our stockholders. In addition, upon achievement of one or more of the price thresholds, the percentage that became eligible to vest would not vest until the one-year anniversary of achieving the applicable price threshold, subject to the executive’s continuing to provide services to us through the vesting date. This additional service requirement acts as an additional retention incentive and also protects against an executive immediately selling the shares that become eligible for service-based vesting to take advantage of a short-term increase in the stock price and provides an additional incentive to achieve a sustainable stock price increase.

Upon a change in control (as defined in our 2014 Equity Incentive Plan), only those performance-based restricted stock units that would become eligible to vest based on the change in control price (treating that price as if it were the 30-day average stock price) will remain eligible to vest, and the rest of the shares subject to the award would be forfeited.
The second type of performance-based restricted stock units the compensation committee awarded to Named Executive Officers in 2019 is tied to long-term achievement of revenue and adjusted EBITDA margin goals during the three-year period beginning January 1, 2019 and ending December 31, 2021. The goal of these long-term performance awards is to align the interests of our Named Executive Officers with those of our stockholders and to incentivize them to meet our long-term revenue and adjusted EBITDA margin goals in accordance with our long-term growth plan. The Named Executive Officers become eligible to vest in the performance-based restricted stock units if the Company achieves the following revenue and adjusted EBITDA margin thresholds over any four-quarter period:

Revenue Threshold	Adjusted EBITDA Margin Threshold	Percentage of Award Eligible to Vest	Percentage Increase in Revenue from 2018 to Achieve Threshold	Percentage Increase in Adjusted EBITDA Margin from 2018 to Achieve Threshold
$500 million	> 20%	75%	99%	88%
$550 million	>20%	25%	119%	88%
The compensation committee set the revenue and adjusted EBITDA margin thresholds to be significantly above our 2018 revenue of $251 million and adjusted EBITDA margin of 13.4%. Our revenue would have to increase at least 99% and our adjusted EBITDA margin would have to improve at least 88% compared to our results in 2018 over any four-quarter period in order for the Named Executive Officer to be eligible to vest in any of the shares subject to the performance-based restricted stock unit award. In addition, upon achievement of one or more of the performance thresholds, that portion of the award would not vest until June 30, 2022, subject to the executive’s continuing provision of services to us through the vesting date. The compensation committee established this additional service requirement for its effect on the retention of our named executive officers. Upon a change in control (as defined in our 2014 Equity Incentive Plan), only those performance-based restricted stock units that have become eligible to vest prior to the change of control will remain eligible to vest, and the rest of the shares subject to the award will be forfeited.
The compensation committee believes that tying the performance-based restricted stock unit awards to achievement of our stock price and long-term financial targets motivates our executives to take actions and pursue opportunities that will enhance the long-term value of our company and benefit our stockholders.
The number of shares of our common stock granted to our Named Executive Officers under restricted stock unit awards approved by the compensation committee during 2019 is summarized as follows:

Name	RSUs	Stock Price PSUs	Revenue/Adjusted EBITDA PSUs
Scott N. Flanders	—	90,000	45,000
Derek N. Yung	5,000	15,000	45,000
David K. Francis	8,000	27,000	45,000
Timothy C. Hannan	8,500	8,350	45,000
Robert S. Hurley	8,500	8,350	45,000
In 2019, our stock price appreciated 150% from $38.42 on December 31, 2018 to $96.08 on December 31, 2019. As a result, the stock price thresholds previously established by the compensation committee were met and all outstanding shares subject to the stock price-based restricted stock units became eligible for one-year time-based vesting. The compensation committee also considered the achievement of the revenue and adjusted EBITDA margin thresholds and determined that the thresholds had not yet been met. While the company's reported financial results for the fiscal year ended 2019 exceeded $500 million in revenue and achieved greater than 20% adjusted EBITDA margin, the compensation committee determined it would be appropriate to exclude certain adjustment revenue from plans approved in prior periods that was recognized in the fourth quarter of 2019. As a result, none of the revenue and adjusted EBITDA margin thresholds was met as of December 31, 2019.
Change in Control and Termination Arrangements
We have entered into employment and severance agreements, providing for certain severance benefits upon certain terminations in connection with a change of control and outside of a change of control, with our Named Executive Officers. At the direction of the compensation committee, Radford conducted a study of change of control severance market practices. Informed by this data, the compensation committee designed agreements considering market norms. The severance arrangements with our Named Executive Officers are more fully described under the section entitled “Employment Agreements, Severance Agreements and Change of Control Arrangements.”
Other Compensation; Perquisites
We provide the opportunity for our executive officers and other employees to receive general health and welfare benefits. We also maintain a retirement and deferred savings plan available to all U.S. employees, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. This plan allows each participant to contribute up to 100% of their pre-tax compensation, up to a statutory limit, which was $19,000 (or $25,000 for employees over 50 years of age) in calendar year 2019. Under the plan, each participant is fully vested in his or her own contributions. We match 100% of each participant’s contribution each pay period, up to a maximum of 3% of the employee’s base salary during that period. Our matching contributions vest one-third for each of the first three years of service from the date of hire. The plan also permits us to make discretionary profit-sharing contributions, but we have not made such contributions to date.
We generally restrict our executive officers so that they are eligible to receive only the same benefits and perquisites as our other U.S.-based salaried employees. However, we provided certain relocation and travel payments to Mr. Hannan as set forth in the Summary Compensation Table under the column, “All Other Compensation.”
Stock Ownership Guidelines
Our compensation committee has approved stock ownership guidelines for our executive officers to further align their interests with the interests of our stockholders.
Pursuant to the guidelines, our chief executive officer is expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to three times his initial annual base salary or (ii) the number of shares determined by multiplying his initial annual base salary as chief executive officer by three and dividing the resulting product by the closing sales price of our common stock on the date upon which the individual became chief executive officer, and to maintain this minimum amount of stock ownership throughout his employment. Our chief executive officer is expected to achieve the applicable level of ownership within five years of his becoming chief executive officer.
Under the guidelines, our executive officers who are presidents, executive vice presidents or our chief operating officer are expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to two times their initial annual base salary or (ii) the number of shares determined by multiplying their initial annual base salary by two and dividing the resulting product by the closing sales price of our common stock on the date upon which they first became president, executive vice president or chief operating officer, and to maintain this minimum amount of stock ownership throughout their employment. The presidents, executive vice presidents and chief operating officer are expected to achieve the applicable level of ownership within five years of their becoming a president, an executive vice president or chief operating officer, respectively.
In addition, under the guidelines, our other executive officers are expected to accumulate and hold a number of shares of our common stock equal to the lesser of (i) that number of shares with a value equal to their initial annual base salary or (ii) the number of shares determined by dividing their initial annual base salary by the closing sales price of our common stock on the date upon which they first became an executive officer and to maintain this minimum amount of stock ownership throughout their employment. These other executive officers are expected to achieve the applicable level of ownership within five years of their becoming executive officers.
The following equity holdings qualify towards satisfaction of the stock ownership guidelines: (i) shares directly owned by the executive officer or his or her immediate family members; (ii) shares held in trust, limited partnerships or similar entities for the benefit of the executive officer or his or her immediate family members; (iii) shares subject to restricted stock units or other full-value awards that have vested, but for which an executive officer has elected to defer settlement of the award to a date beyond the date of vesting; (iv) shares subject to restricted stock units or other full-value awards that are unvested and for which the only requirement to earn the award is continued service to the company and for which an executive has elected to defer the settlement of the award to a date beyond the date of vesting and (v) shares subject to stock options and stock appreciation rights that are vested and in the money. In the event the applicable guideline is not achieved with respect to any executive officer by the applicable deadline, the executive officer will be required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or stock appreciation rights or the vesting of restricted stock units or other full-value awards until the applicable guideline has been achieved. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price (if any) of equity awards and applicable taxes. Under certain limited circumstances, the guidelines may be temporarily suspended by our compensation committee at its discretion.
As of the date of this proxy, all executive officers are in compliance with the ownership guidelines.
Insider Trading Compliance Program
Our employees, including our Named Executive Officers, are prohibited from trading our securities in violation of our insider trading compliance program, including activities such as trading on material, nonpublic information, pledging of our securities as collateral for a loan and trading in derivative securities (e.g., “puts,” “calls,” or other similar hedging instruments) relating to our securities. For more information about our insider trading compliance program, see “Directors, Executive Officers and Corporate Governance—Corporate Governance Matters—Insider Trading Compliance Program.”
Section 162(m)
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any given year with respect to the chef executive officer and certain of our other executive officers. To maintain flexibility in compensating Named Executive Officers in view of the overall objectives of our compensation programs, our compensation committee has reserved the right to grant compensation that is not tax deductible if it determines that doing so will better meet our goals and objectives.

Risk Assessment
Our compensation committee retained Radford, its independent compensation consultant, to evaluate the risk inherent in our executive and non-executive compensation programs. Accordingly, Radford evaluated our executive and non-executive compensation programs and provided a report to the compensation committee. The report concluded that, among other things:

•	Overall pay mix, among base salary, variable cash and long-term incentives, was aligned with the practices of our peers;

•	Incentive plans are well-aligned with compensation design principles that generally follow best practices;

•	Management incentives are capped and require a threshold level of performance that help protect against overpayment in a challenging business environment;

•	Severance benefits are closely managed and are not excessive; and

•	Share retention guidelines established for executive officers and non-employee directors generally follow best practices.

Compensation Committee Report
The information contained in this report shall not be deemed “soliciting material” or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.
The compensation committee of the board of directors of the Company has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement for the 2020Annual Meeting of Stockholders. Based on this review and discussion, the compensation committee recommended that the Compensation Discussion and Analysis section be included in the Company’s Annual Report on Form 10-K and proxy statement for its 2020 Annual Meeting of Stockholders.
This report is submitted by the compensation committee.

Compensation Committee

Dale B. Wolf (Chairperson)
Andrea C. Brimmer
Jack L. Oliver, III

2019 Summary Compensation Table
The information below sets forth the “total compensation” earned by our Named Executive Officers for the years ended December 31, 2019, 2018 and 2017. The total compensation presented does not reflect the actual compensation received by our Named Executive Officers. For example, the amounts in the “Stock Awards” column include the grant date fair values of time-based restricted stock units (the “RSUs”) and/or performance-based restricted stock units (the “PSUs”) granted in that applicable year and the amounts in the “Option Awards” column include the grant date fair values of time-based stock options and/or performance-based stock options granted in that applicable year. These amounts were calculated, with respect to the PSUs and performance-based stock options, by assuming all performance criteria were met at 100% achievement. For more information, see the footnotes to the 2019 Summary Compensation Table.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)(3)		Option Awards(2)(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation		Total
Scott N. Flanders	2019	$600,000	$8,064,027	(5)	$—	$1,125,000	$9,092	(6)	$9,798,119
Chief Executive Officer	2018	$600,000	$2,064,856		$—	$828,000	$5,500		$3,498,356
	2017	$600,000	$1,531,500		$600,091	$—	$2,700		$2,734,291
Derek N. Yung	2019	$369,271	$4,004,177	(7)	$—	$337,500	$—		$4,710,948
Senior Vice President, Chief Financial Officer	2018	$188,462	$1,158,875		$1,089,113	$243,500	$269		$2,680,219
David K. Francis	2019	$438,461	$4,902,387	(8)	$—	$405,000	$—		$5,745,848
Chief Operating Officer	2018	$400,000	$913,362		$—	$395,000	$18,054		$1,726,416
	2017	$390,769	$565,400		$—	$243,840	$30,983		$1,230,992
Timothy C. Hannan	2019	$319,213	$3,852,976	(9)	$—	$300,000	$35,094	(10)	$4,507,283
Chief Revenue Officer	2018	$300,000	$420,262		$—	$352,000	$37,916		$1,110,178
	2017	$144,231	$347,625		$299,188	$91,440	$64,164		$946,648
Robert S. Hurley	2019	$325,000	$3,852,976	(9)	$—	$300,000	$8,775	(6)	$4,486,751
Former President, Carrier and Business Development	2018	$325,000	$420,262		$—	$137,963	$5,250		$888,475
	2017	$313,508	$312,900		$—	$211,770	$2,650		$840,828
_______________

(1)	Salary includes base salary including payment in respect of accrued paid-time-off and holidays.

(2)
Amounts were based on the grant date fair value computed in accordance with FASB ASC Topic 718. Our accounting policies regarding equity compensation and the assumptions used to calculate the value of our equity awards are set forth in Notes 1 and 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)
For more information regarding our Named Executive Officers’ long-term equity incentives granted in 2019, see “Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements.”

(4)	Amounts are performance-based cash bonus awards earned and approved by the compensation committee for their respective fiscal years.

(5)	Amount represents the grant date fair value of 135,000 PSUs granted in 2019.

(6)	Amount represents 401(k) matching contributions.

(7)	Amount represents the grant date fair value of 60,000 PSUs and 5,000 RSUs granted in 2019.

(8)	Amount represents the grant date fair value of 72,000 PSUs and 8,000 RSUs granted in 2019.

(9)	Amount represents the grant date fair value of 53,500 PSUs and 8,500 RSUs granted in 2019.

(10)	Amount represents travel reimbursements of $26,319 as approved by the compensation committee and 401(k) matching contributions of $8,775.

CEO Pay Ratio
We are required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer. During 2019, the principal executive officer of eHealth was our chief executive officer, Scott N. Flanders. For 2019, the combined annual total compensation for Mr. Flanders was $9,798,119, and for our median employee was $65,088, resulting in a pay ratio of approximately 151:1.
Consistent with the process we adopted to identify the median employee for 2018, for 2019 we identified the median employee by aggregating for each applicable employee (a) the annual base salary for salaried employees (or, for hourly employees, the hourly pay rate multiplied by the estimated 2019 work schedule) and (b) the target bonus for 2019, and ranking this compensation measure for our employees from lowest to highest. This calculation was performed for individuals employed by us on December 31, 2019, excluding our chief executive officer Scott N. Flanders, whether employed on a full-time, part-time or seasonal basis. Components of compensation paid in foreign currencies were converted to U.S. dollars based on 2019 average exchange rates.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with Securities and Exchange Commission rules based on our internal records and the methodology described above. Because the Securities and Exchange Commission rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2019 Grants of Plan-Based Awards
The following table provides information regarding the amount of cash bonus awards eligible to be earned in 2019 by each of the Named Executive Officers and equity awards granted in 2019 to each of the Named Executive Officers.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ per Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott N. Flanders	4/16/2019	3/6/2019				30,000	90,000	90,000				$5,264,400
	4/16/2019	3/6/2019				21,874	29,166	29,166				$1,908,331
	10/15/2019	9/12/2019				11,875	15,834	15,834				$891,296
	3/6/2019	3/6/2019		$750,000	$1,125,000
Derek N. Yung	4/16/2019	3/6/2019							5,000			$327,150
	4/16/2019	3/6/2019				5,000	15,000	15,000				$877,400
	4/16/2019	3/6/2019				21,874	29,166	29,166				$1,908,331
	10/15/2019	9/12/2019				11,875	15,834	15,834				$891,296
	3/6/2019	3/6/2019		$225,000	$337,500
David K. Francis	4/16/2019	3/6/2019							8,000			$523,440
	4/16/2019	3/6/2019				9,000	27,000	27,000				$1,579,320
	4/16/2019	3/6/2019				21,874	29,166	29,166				$1,908,331
	10/15/2019	9/12/2019				11,875	15,834	15,834				$891,296
	3/6/2019	3/6/2019		$270,000	$405,000
Timothy C. Hannan	4/16/2019	3/6/2019							8,500			$556,155
	4/16/2019	3/6/2019				2,833	8,500	8,500				$497,194
	4/16/2019	3/6/2019				21,874	29,166	29,166				$891,296
	10/15/2019	9/12/2019				11,875	15,834	15,834				$1,908,331
	3/6/2019	3/6/2019		$195,000	$292,500
Robert S. Hurley	4/16/2019	3/6/2019							8,500			$556,155
	4/16/2019	3/6/2019				2,833	8,500	8,500				$497,194
	4/16/2019	3/6/2019				21,874	29,166	29,166				$891,296
	10/15/2019	9/12/2019				11,875	15,834	15,834				$1,908,331
	3/6/2019	3/6/2019		$195,000	$292,500
_______________

(1)
Represents target and maximum cash bonus payouts under the 2019 executive bonus program as described in Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Annual Cash Bonus Awards. The actual bonus amounts paid to each Named Executive Officer are disclosed in the Summary Compensation Table set forth above.

(2)	Represents performance-based restricted stock units granted in 2019.

(3)	Represents time-based restricted stock units granted in 2019.

(4)
Amounts shown reflect the grant date fair value of restricted stock and option awards (both time-based and performance-based) granted in 2019, computed in accordance with FASB ASC Topic 718. Our accounting policies regarding equity compensation and the assumptions used to compute the fair value of our equity awards are set forth in Notes 1 and 5 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

2019 Outstanding Equity Awards at Fiscal Year-End
Our stock options generally vest over a four-year term at the rate of 25% one year following the vesting commencement date and 1/48th of the shares per month thereafter. These options generally expire seven years after they are granted or earlier if the recipient’s employment or service terminates earlier. Our restricted stock units subject only to time-based vesting generally vest annually over four years in equal installments. Restricted stock units and stock options subject to performance-based vesting must meet additional preconditions to vesting and, once the total number of shares earned and eligible for vesting has been determined in accordance with the predetermined performance metrics, such eligible shares vest over one to three years from the vesting commencement date.
Except for the grant of a fully-vested restricted stock unit award in March 2017 to Mr. Flanders, which award was granted in lieu of a cash payment of Mr. Flanders’ 2016 bonus, all of the outstanding equity awards granted to date to our Named Executive Officers are subject to a minimum vesting period of one to three years if such award is based on the satisfaction of performance criteria or objectives and a minimum vesting period of four years if such award is based on the holder’s continued employment as an employee with the company. All of the stock options and restricted stock units granted to our Named Executive Officers are subject to a vesting schedule with a one-year initial vesting period.

The following table summarizes the number of equity securities underlying outstanding option awards and unvested restricted stock units for each Named Executive Officer as of December 31, 2019. Certain of our Named Executive Officers have elected to defer settlement of vested restricted stock units pursuant to the terms of a deferral election. Vested restricted stock units are not included in the table below. Vested restricted stock units are reflected in the table and related footnotes under “Security Ownership of Certain Beneficial Owners and Management,” “2019 Option Exercises and Stock Vested at Fiscal Year-End” and “2019 Non-Qualified Deferred Compensation Table.” See “Executive Compensation, Say-on-Pay, Independence of Advisors—Compensation Discussion and Analysis—Compensation Elements—Equity Incentive Awards” for a description of equity awards granted in 2019.

					Option Awards			Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
			Vested (#)	Unexercisable (#)
Scott N. Flanders	6/3/2016	(2)	134,373	15,627		13.58	6/3/2023
	6/3/2016	(3)	150,000	—		13.58	6/3/2023
	6/3/2016	(4)						25,000	$2,402,000
	4/18/2017	(5)						12,500	$1,201,000
	4/16/2019	(3)						90,000	$8,647,200
	4/16/2019	(6)						29,166	$2,802,269
	10/15/2019	(6)						15,834	$1,521,331
Derek N. Yung	7/17/2018	(3)	42,500	—		23.99	7/17/2025
	7/17/2018	(7)	15,937	26,563		23.99	7/17/2025
	7/17/2018	(8)						18,750	$1,801,500
	4/16/2019	(3)						15,000	$1,441,200
	4/16/2019	(9)						5,000	$480,400
	4/16/2019	(6)						29,166	$2,802,269
	10/15/2019	(6)						15,834	$1,521,331
David K. Francis	8/16/2016	(10)						18,750	$1,801,500
	4/18/2017	(5)						7,500	$720,600
	4/17/2018	(11)						11,250	$1,080,900
	4/16/2019	(3)						27,000	$2,594,160
	4/16/2019	(9)						8,000	$768,640
	4/16/2019	(6)						29,166	$2,802,269
	10/15/2019	(6)						15,834	$1,521,331
Timothy C. Hannan	7/18/2017	(12)	1,874	5,626		18.60	7/18/2024
	7/18/2017	(3)	7,500	—		18.60	7/18/2024
	7/18/2017	(13)						5,000	$480,400
	4/17/2018	(11)						11,250	$1,080,900
	4/16/2019	(3)						8,500	$816,680
	4/16/2019	(9)						8,500	$816,680
	4/16/2019	(6)						29,166	$2,802,269
	10/15/2019	(6)						15,834	$1,521,331
Robert S. Hurley	4/19/2016	(14)						1,250	$120,100
	8/16/2016	(15)						5,000	$480,400
	4/18/2017	(5)						7,500	$720,600
	4/17/2018	(11)						11,250	$1,080,900
	4/16/2019	(3)						8,500	$816,680
	4/16/2019	(9)						8,500	$816,680
	4/16/2019	(6)						29,166	$2,802,269
	10/15/2019	(6)						15,834	$1,521,331

_______________

(1)
The market value of restricted stock unit awards that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on December 31, 2019, which was $96.08.

(2)	The option vests as to 25% of the shares one year after May 31, 2016 and 1/48th of the shares upon completion of each month of continuous service thereafter..

(3)
The number of shares shown is based upon achieving maximum stock price performance goals as of December 31, 2019. Upon achievement of one or more of the stock price thresholds, the percentage that becomes eligible to vest would vest on the one-year anniversary of achieving the applicable stock price threshold, subject to the executive officer's continuing to provide services to us through the vesting date. As of December 31, 2019 all stock price thresholds have been met and 100% of the shares have become eligible for time-based vesting.

(4)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of May 31, 2016, subject to the executive officer’s continued service with us.

(5)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 31, 2017, subject to the executive officer’s continued service with us.

(6)
The number of shares shown is based upon achieving target revenue and adjusted EBIDTA margin performance goals over 4 fiscal quarters. Upon achievement of the performance thresholds, the percentage that becomes eligible to vest would vest June 30, 2022, subject to the executive continuing to provide services to us through the vesting date. As of December 31, 2019, none of the performance goals has been met.

(7)	The option vests as to 25% of the shares one year after June 4, 2018 and 1/48th of the shares upon completion of each month of continuous service thereafter.

(8)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of June 4, 2018, subject to the executive officer’s continued service with us.

(9)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 30, 2019, subject to the executive officer’s continued service with us.

(10)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of July 11, 2016, subject to the executive officer’s continued service with us.

(11)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 30, 2018, subject to the executive officer’s continued service with us.

(12)	The option vests 25% of the shares one year after June 26, 2017 and 1/48th of the shares upon completion of each month of continuous service thereafter.

(13)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of June 26, 2017, subject to the executive officer’s continued service with us.

(14)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 9, 2016, subject to the executive officer’s continuous service thereafter.

(15)	25% of the shares subject to the restricted stock units vest on each anniversary of the vesting start date of March 31, 2016, subject to the executive officer’s continued service with us.

2019 Option Exercises and Stock Vested at Fiscal Year-End
The following table presents certain information concerning the exercise of stock options by each of our Named Executive Officers during the year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting		Value Realized on Vesting(2)
Scott N. Flanders	102,766	$9,320,864	221,250	(3)	$20,297,738
Derek N. Yung	—	—	31,250		$2,600,188
David K. Francis	—	—	110,000	(4)	$9,370,188
Timothy C. Hannan	15,000	$1,270,068	26,250		$2,141,838
Robert S. Hurley	—	—	43,750	(5)	$3,399,344
_______________..

(1)
The value realized equals the difference between the option exercise price and the fair market value of the company's common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the fair market value of the company’s common stock on the date of vesting, multiplied by the number of shares of stock that have vested.

(3)	175,566 shares that vested in 2019 were deferred pursuant to the terms of a deferral election.

(4)	69,611 shares that vested in 2019 were deferred pursuant to the terms of a deferral election.

(5)	20,650 shares that vested in 2019 were deferred pursuant to the terms of a deferral election.
2019 Non-Qualified Deferred Compensation Table
We adopted a restricted stock unit deferral program that allows our Named Executive Officers to elect to defer settlement of vested restricted stock units. The following non-qualified deferred compensation table summarizes activities during 2019 and account balances relating to these deferred restricted stock units for our Named Executive Officers.

Name	Executive Contributions in 2019(1)	Company Contributions in 2019	Aggregate Earnings in 2019(2)	Aggregate Withdrawal/ Distributions in 2019	Aggregate Balance at 12/31/2019(3)
Scott N. Flanders	$16,156,839	—	$20,259,452	—	$42,479,274
David K. Francis	$5,868,139	—	$2,688,135	—	$9,800,352
Robert S. Hurley	$1,476,828	—	$3,322,935	—	$6,675,927
_______________

(1)
The reported dollar values are calculated by multiplying the number of deferred restricted stock units that vested in 2019 by the closing price of our common stock on the date the respective restricted stock units vested.

(2)
Reflects earnings on shares deferred upon the vesting of restricted stock units, which consisted solely of stock price appreciation of the Named Executive Officer’s deferred restricted stock units during 2019.

(3)
Amount represents the cumulative value of the Named Executive Officer’s deferral activities, including earnings and withdrawals thereon as of December 31, 2019. The reported dollar values are calculated by multiplying the number of deferred restricted stock units held by the Named Executive Officer as of December 31, 2019 by the closing price of our common stock on December 31, 2019.

Pension Benefits
None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation
None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. However, we have adopted a restricted stock unit deferral program that allows our Named Executive Officers to elect to defer settlement of vested restricted stock units.
Employment Agreements, Separation Agreements and Change of Control Arrangements
Agreements with Mr. Flanders
We entered into an employment agreement with Mr. Flanders, our chief executive officer and director, in May 2016 (the “Flanders Employment Agreement”). Under the terms of the Flanders Employment Agreement, if Mr. Flanders’ employment is terminated by us “without cause” or if he voluntarily resigns for “good reason” (as such terms are defined in the Flanders Employment Agreement), and provided that any such termination occurs during the period beginning with the date that we enter into a binding definitive agreement that would result in a change of control (as such term is defined in the Flanders Employment Agreement) and ending on the date 12 months following the change of control (the “Change of Control Period”), Mr. Flanders will be entitled to the following severance payments and benefits: (i) a cash payment (less applicable withholding taxes) in an amount equal to twenty-four months of Mr. Flanders’ then-current annual base salary; (ii) a cash payment (less applicable withholding taxes) in an amount equal to his target cash incentive award for such year, prorated to the date of termination; (iii) company-paid group health, dental and vision benefits for Mr. Flanders and his covered dependents for up to eighteen months and (iv) 100% vesting of any unvested equity awards granted to Mr. Flanders, provided that the performance-based option and performance-based restricted stock unit awards granted to Mr. Flanders will accelerate vesting only to the extent that performance has been achieved as of the date of termination of employment.
If Mr. Flanders’ employment is terminated by us without cause or if he voluntarily resigns for good reason and provided that any such termination occurs other than during the Change of Control Period, Mr. Flanders will be entitled to the following severance payments and benefits: (i) a cash payment (less applicable withholding taxes) in an amount equal to twenty-four months’ of his then-current annual base salary; (ii) a cash payment (less applicable withholding taxes) in an amount equal to his target cash incentive award for such year, prorated to the date of termination; (iii) company-paid group health, dental and vision benefits for Mr. Flanders and his covered dependents for up to eighteen months, and (iv) vesting of the performance-based stock option and performance-based restricted stock unit awards granted to Mr. Flanders in 2016, but only to the extent that performance has been achieved as of the date of termination of employment.
Assuming Mr. Flanders terminated his employment with us for good reason or we terminated Mr. Flanders’ employment without cause within a Change in Control Period on December 31, 2019 we would have been required to pay Mr. Flanders severance of an aggregate value of approximately $15,518,518, consisting of $1,950,000 in cash severance payments, an estimated amount of $29,091 for health insurance premiums and a value of $13,539,427 from the acceleration of unvested equity awards. The value from the acceleration of unvested equity awards is calculated by multiplying the number of unvested shares subject to outstanding restricted stock units awards by the closing market price on December 31, 2019, which was $96.08 (the “December 2019 Share Value”) and adding the value of accelerated unvested in-the-money options as of December 31, 2019, excluding shares subject to the performance-based stock option and performance-based restricted stock unit awards granted to Mr. Flanders that would not be eligible for accelerated vesting under the Flanders Employment Agreement. Assuming Mr. Flanders terminated his employment with us for good reason or we terminated Mr. Flanders’ employment without cause outside of the Change in Control Period on December 31, 2019, we would have been required to pay Mr. Flanders severance with an aggregate value of approximately $1,979,091, consisting of $1,950,000 in cash severance payments and an estimated amount of

$29,091 for health insurance premiums. Mr. Flanders’ performance-based stock option and performance-based restricted stock unit awards granted in 2016 were fully vested as of December 31, 2019.
Agreements with Mr. Yung
We entered into an employment agreement with Mr. Yung, our senior vice president, chief financial officer, in June 2018 (the “Yung Employment Agreement”). Under the terms of the Yung Employment Agreement, if Mr. Yung’s employment is terminated by us “without cause” or if he voluntarily resigns for “good reason” (as such terms are defined in the Yung Employment Agreement), Mr. Yung will be entitled to the following severance payments and benefits: (i) a cash payment (less applicable withholding taxes) in an amount equal to twelve months of Mr. Yung’s then current annual base salary; (ii) company-paid group health, dental and vision benefits for Mr. Yung and his covered dependents for up to twelve months; (iii) vesting acceleration of the time-based restricted stock units and stock options granted to Mr. Yung in 2018 to the extent the award otherwise would have vested had he remained employed for an additional twelve months; and (iv) vesting acceleration of the performance-based restricted stock units and performance-based stock options granted to Mr. Yung in 2018 with respect to the portion of the award (if any) for which the applicable performance goals had been met as of the date of termination of employment.
Assuming Mr. Yung terminated his employment with us for good reason or we terminated Mr. Yung’s employment without cause on December 31, 2019, we would have been required to pay Mr. Yung severance with an aggregate value of approximately $2,368,809, consisting of $375,000 in cash severance payments, an estimated amount of $26,853 for health insurance premiums, a value of $1,966,956 from the acceleration of twelve months of his time-based restricted stock units and time-based stock options granted in 2018, calculated by multiplying the number of the accelerated unvested shares subject to the time-based restricted stock units by the December 2019 Share Value and adding the value of accelerated unvested in-the-money time-based options as of December 31, 2019. Mr. Yung's performance-based stock option and performance-based restricted stock unit awards granted in 2018 were fully vested as of December 31, 2019.
In addition to the Yung Employment Agreement, we granted performance-based restricted stock units to Mr. Yung which provide for full acceleration of the portion of the award (if any) for which the applicable performance goals had been met if Mr. Yung is terminated without cause (as such term is defined in the performance-based restricted stock unit) during the one-year period following a Change in Control (as defined in the 2014 Equity Incentive Plan). Assuming we terminated Mr. Yung's employment without cause during the one-year period following a Change in Control on December 31, 2019 and in addition to the amounts paid pursuant to the Yung Employment Agreement described above, the value from the acceleration of Mr. Yung’s performance-based restricted stock units would have been $1,441,200 calculated by multiplying the number of earned-but-unvested shares subject to the performance-based restricted stock unit granted to Mr. Yung in 2019 by the December 2019 Share Value.
Agreements with Mr. Francis
We entered into an employment agreement with Mr. Francis, our chief operating officer, in July 2016 (the “Francis Employment Agreement”). Under the terms of the Francis Employment Agreement, if Mr. Francis’ employment is terminated by us “without cause” or if he voluntarily resigns for “good reason” (as such terms are defined in the Francis Employment Agreement), Mr. Francis will be entitled to the following severance payments and benefits: (i) a cash payment (less applicable withholding taxes) in an amount equal to three months of Mr. Francis’ then-current annual base salary; (ii) company-paid group health, dental and vision benefits for Mr. Francis and his covered dependents for up to three months; (iii) vesting acceleration of the time-based restricted stock units granted to Mr. Francis in 2016 to the extent the award otherwise would have vested had he remained employed for an additional twelve months; and (iv) vesting acceleration of the performance-based restricted stock units granted to Mr. Francis in 2016 with respect to the portion of the award (if any) for which the applicable performance goals had been met as of the date of termination of employment.
Assuming Mr. Francis terminated his employment with us for good reason or we terminated Mr. Francis’ employment without cause on December 31, 2019, we would have been required to pay Mr. Francis severance with an aggregate value of approximately $1,922,008, consisting of $112,500 in cash severance payments, an estimated amount of $8,008 for health insurance premiums, a value of $1,801,500 from the acceleration of twelve months of his time-based restricted stock units granted in 2016, calculated by multiplying the number of accelerated unvested shares subject to the time-based restricted stock units by the December 2019 Share Value. Mr. Francis' performance-based stock option and performance-based restricted stock unit awards granted in 2016 were fully vested as of December 31, 2019.
In addition to the Francis Employment Agreement, we granted performance-based restricted stock units to Mr. Francis which provide for full acceleration of the portion of the award (if any) for which the applicable performance goals had been met if Mr. Francis is terminated without cause (as such term is defined in the performance-based restricted stock unit) during the one-year period following a Change in Control (as defined in the 2014 Equity Incentive Plan). Assuming we terminated Mr. Francis employment without cause during the one-year period following a Change in Control on December 31, 2019 and in addition to the amounts paid pursuant to the Francis Employment Agreement described above, the value from the acceleration of Mr. Francis’ performance-based restricted stock units would have been $2,594,160 calculated by multiplying the number of earned-but-unvested shares subject to the performance-based restricted stock unit granted to Mr. Francis in 2019 by the December 2019 Share Value.
Agreements with Mr. Hurley
We entered into a severance letter agreement with Mr. Hurley in July 2016 (the “Hurley Severance Letter”). The Hurley Severance Letter provides that in the event of a termination of Mr. Hurley’s employment with us “without cause” (as such term is defined in the Hurley Severance Letter), Mr. Hurley will be entitled to the following severance payments and benefits (i) a cash payment (less applicable withholding taxes) in an amount equal to six months of his then-current annual base salary; and (ii) company-paid group health, dental and vision benefits for Mr. Hurley and his covered dependents for up to six months.
Assuming Mr. Hurley terminated his employment with us without cause on December 31, 2019, we would have been required to pay Mr. Hurley severance payments totaling $172,177, consisting of $162,500 in cash severance payments and an estimated amount of $9,677 for health insurance premiums.
In addition to the Hurley Severance Letter, we granted performance-based restricted stock units to Mr. Hurley which provide for full acceleration of the portion of the award (if any) for which the applicable performance goals have been met if Mr. Hurley is terminated without cause (as such term is defined in the performance-based restricted stock units) during the one-year period following a Change in Control (as defined in the 2014 Equity Incentive Plan). Assuming we terminated Mr. Hurley’s employment without cause during the one-year period following a Change in Control on December 31, 2019 and in addition to the amounts paid pursuant to the Hurley Severance Letter described above, the value from the acceleration of Mr. Hurley’s performance-based restricted stock units would have been $816,680, calculated by multiplying the number of earned-but-unvested shares subject to the performance-based restricted stock unit granted to Mr. Hurley by the December 2019 Share Value. Mr. Hurley resigned as a full-time employee and began acting as a part-time employee effective March 1, 2020. The Hurley Severance Letter was terminated in connection with such transition.

Agreements with Mr. Hannan
We also granted performance-based stock options and performance-based restricted stock units to Mr. Hannan which provide for full acceleration of the portion of the award (if any) for which the applicable performance goals had been met if Mr. Hannan is terminated without cause (as such term is defined in the performance-based stock options and restricted stock units) during the one-year period following a Change in Control (as defined in the 2014 Equity Incentive Plan). The value from the acceleration of Mr. Hannan’s performance-based restricted stock units would have been $816,680 calculated by multiplying the number of earned-but-unvested shares subject to the performance-based restricted stock units granted to Mr. Hannan by the December 2019 Share Value and adding the value of accelerated unvested in-the-money performance-based stock options as of December 31, 2019, only to the extent that performance had been achieved as of December 31, 2019. The performance-based restricted stock unit and performance-based stock option awards granted to our Named Executive Officers provide that if a Change in Control (as defined in the 2014 Equity Incentive Plan) occurs during the performance period, a number of shares subject to such awards will become eligible to vest based on the price per share established in the Change in Control transaction. Such eligible shares will vest on the one-year anniversary of the Change in Control transaction based on the award holder’s continued service through such date.
Agreements with our Named Executive Officers - General
Any severance payments to which one of our Named Executive Officers is entitled will be paid by us on such date as necessary to avoid the imposition of additional taxes under Internal Revenue Code Section 409A. We are not obligated to pay our Named Executive Officers a gross-up for taxation on their severance benefits. We have not entered into employment agreements with any of the Named Executive Officers that specify a fixed term of employment. The employment of each Named Executive Officer with us is “at will.”
Equity Incentive Plans
Under our 2014 and 2006 Equity Incentive Plans, the board of directors or its compensation committee, as administrators of the 2014 and 2006 Equity Incentive Plans, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options and restricted stock units held by our Named Executive Officers and any other person in connection with a Change of Control (as defined in the 2014 and 2006 Equity Incentive Plans, respectively). In addition, outstanding equity awards granted to our non-employee directors become fully vested upon a Change of Control.

Equity Compensation Plan Information
The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of December 31, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	2,849,775	$19.57	2,196,610	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	2,849,775	$19.57	2,196,610
_______________

(1)
Consists of the 2006 Equity Incentive Plan and the 2014 Equity Incentive Plan. Our board of directors determined not to grant any additional equity awards under the 2006 Equity Incentive Plan following the approval of the 2014 Equity Incentive Plan by our stockholders in June 2014.

(2)	A total of 7,000,000 shares of our common stock are authorized and reserved for issuance under the 2014 Equity Incentive Plan, as amended.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act , except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.
The audit committee of the board of directors is comprised of three directors, each of whom qualifies as “independent” under the rules of the Securities and Exchange Commission and the current listing requirements of the Nasdaq Global Market. The current members of the audit committee are Randall S. Livingston (chairperson), Beth A. Brooke and Michael D. Goldberg. The audit committee acts pursuant to a written charter that was adopted by the board of directors in April 2006, as amended.
In performing its functions, the audit committee acts in an oversight capacity and relies on the work and assurances of (i) the company’s management, which has the primary responsibility for financial statements and reports and the company’s internal controls, and (ii) the company’s independent registered public accounting firm, which, in its report, expresses an opinion on the conformity of the company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the company’s internal controls over financial reporting.
Within this framework, the audit committee has reviewed and discussed with management the company’s audited financial statements as of and for the fiscal year ended December 31, 2019 and the company’s internal control over financial reporting. The audit committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing Standard and the Securities and Exchange Commission. In addition, the audit committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with the independent registered public accounting firm, Ernst & Young LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.
Based upon these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Audit Committee

Randall S. Livingston (Chairperson)
Beth A. Brooke
Michael D. Goldberg

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and other services rendered in 2018 and 2019 (in thousands):

	Fiscal Years Ended
	2018	2019
Audit fees(1)	$2,895	$3,129
Audit-related fees(2)	196	—
Tax fees(3)	—	132
All other fees(4)	2	4
	$3,093	$3,265
_______________

(1)
Audit fees: These fees consist of professional services rendered for the audit of our annual consolidated financial statements and internal control over financial reporting, review of our quarterly consolidated financial statements, accounting advice and consultations, as well as accounting advice and services that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements.

(2)
Audit-related fees: These consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees: These fees consist of professional services rendered for tax compliance.

(4)	All other fees: These fees consist of services not captured in the audit, audit-related or tax categories, including fees relating to accounting research software.
The audit committee considered whether the provision of services other than audit services is compatible with maintaining Ernst & Young LLP’s independence.
Pre-Approval Policies and Procedures
The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit and permissible non-audit services were pre-approved by the audit committee in accordance with the pre-approval policy described above.
Required Vote and Board of Directors Recommendation
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy or at any postponement or adjournment of the Annual Meeting. This ratification is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of us and our stockholders.
The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act , we are providing our stockholders with the opportunity to cast a vote to approve, on an advisory basis, the compensation of our Named Executive Officers as described below and elsewhere in this proxy statement.
The goal for our executive compensation program is to attract, motivate and retain talented and dedicated executive officers. We seek to accomplish this goal in a way that directly links compensation to measurable corporate and individual performance and focuses executive officers on achieving near- and long-term corporate objectives and strategy. We believe that our executive compensation program satisfies this goal and rewards our executives for creating stockholder value.
The Compensation Discussion and Analysis, beginning on page 28 of this proxy statement, describes our executive compensation program and the decisions made by our compensation committee relating to 2019 in more detail. We urge our stockholders to read the Summary Compensation Table and other related compensation tables and narrative, beginning on page 44 of this proxy statement, which provides detailed information on the compensation of our Named Executive Officers.
We request stockholder approval of the compensation of our Named Executive Officers as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). We currently plan to hold a vote, on an advisory basis, annually and expect that the next such stockholder advisory vote will occur at the 2021 Annual Meeting of Stockholders.
As an advisory vote, this proposal is not binding upon us. However, our compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
Required Vote and Board of Directors Recommendation
Approval of Proposal 3 requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy or at any postponement or adjournment of the Annual Meeting.
The board of directors recommends a vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with Securities and Exchange Commission rules.

PROPOSAL 4
APPROVAL OF EHEALTH, INC.’S 2020 EMPLOYEE STOCK PURCHASE PLAN
Overview
On March 30, 2020, our board of directors adopted the eHealth, Inc. 2020 Employee Stock Purchase Plan, or the ESPP, subject to stockholder approval at the Annual Meeting. There are 500,000 shares of common stock initially reserved for issuance under the ESPP. In this Proposal 4, we are requesting approval of the adoption of the ESPP by our stockholders.

If this Proposal 4 is approved by our stockholders, the ESPP will become effective as of the date of the Annual Meeting. In the event that our stockholders do not approve this Proposal 4, the ESPP will not become effective. We do not maintain any other employee stock purchase plans. As of the Record Date, a total of 25,611,990 shares of our common stock were outstanding.
Forecasted Utilization Rates and Dilution
We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. Our compensation committee carefully monitors our annual burn rate, dilution, and equity expense to ensure that we maximize stockholders’ value by granting only the appropriate number of equity incentive awards necessary to attract, reward, and retain employees.

We cannot determine at this time the participants who will be granted options to purchase shares under the ESPP, the amount of any such options or purchases, or the potential value of such options or purchases to participants as the election to participate and the amount of any purchases under the ESPP will be determined by the individual employees in their sole discretion and the purchase price has not yet been determined; however, all participants are subject to the purchase limitations set forth in the ESPP. Under the terms of the proposed ESPP and the anticipated terms of the offerings, the number of shares of our common stock which a participant could purchase during any six month purchase period is limited to 500 shares. In addition, the fair market value of shares purchased by an individual participant in the ESPP may not exceed $25,000 in any calendar year, as determined in accordance with applicable tax regulations.

Description of the ESPP
The following paragraphs summarize the principal features of the ESPP and its operation. The description of the ESPP is qualified in its entirety by reference to the complete text of the ESPP. Stockholders are encouraged to read the actual text of the ESPP, which is set forth in its entirety as Appendix B to this proxy statement.
Purpose. The purpose of the ESPP is to provide a means by which our employees may be given an opportunity to purchase shares of our common stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for our success.
The rights to purchase common stock granted under the ESPP are intended to qualify as options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended, or the Code.
Administration. Our board of directors administers the ESPP and has the final power to construe and interpret both the ESPP and the rights granted under it. Our board of directors has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether employees of any our subsidiaries will be eligible to participate in the ESPP.

Our board of directors has the power to delegate administration of the ESPP to a committee comprised of one or more members of our board of directors. As used herein with respect to the ESPP, the “board of directors” refers both to our board of directors and to any committee our board of directors appoints, including the compensation committee.
Shares Subject to ESPP. Subject to approval of this Proposal 4, an aggregate of 500,000 shares of our common stock has been initially reserved for issuance under the ESPP. If purchase rights granted under the ESPP terminate without being exercised, the shares of common stock not purchased under such rights again become available for purchase under the ESPP. The shares of common stock purchasable under the ESPP will be shares of authorized but unissued or reacquired common stock, including shares that may be repurchased by us on the open market. The closing price of our common stock as reported on Nasdaq Global Market on March 31, 2020 was $140.82 per share.
Offerings. The ESPP is implemented by offerings of rights to all eligible employees from time to time. Our board of directors determines the terms and conditions of offerings. The maximum length for an offering under the ESPP is twenty-seven (27) months. The provisions of separate offerings need not be identical. When an eligible employee elects to join an offering period, he or she is granted a purchase right to acquire shares of common stock on each purchase date within the offering period. On the purchase date, all payroll deductions collected from the participant during the purchase period are automatically applied to the purchase of common stock, subject to certain limitations (which are described further below under “Eligibility”).
Our board of directors currently anticipates that each offering under the ESPP will be approximately six months long, consisting of one “purchase period” of approximately six months. The first day of an offering is referred to as an “offering date,” and the last day of an offering or purchase period is referred to as a “purchase date.” Subsequent offerings will commence every six months following the commencement of the initial offering, unless longer or shorter offerings and/or purchase periods are established and approved by our board of directors. If any offering date is not a trading day (i.e., a day on which Nasdaq Global Market, or any other exchange or market on which shares of our common stock are listed, is not open for trading), then the offering date will fall on the next subsequent trading day, and if the last day of an offering or purchase period falls on a day that is not a trading day, then the purchase date for that offering or purchase period will instead fall on the immediately preceding trading day.
Eligibility. Employees of the Company and any parent or subsidiary incorporated in the United States (or incorporated outside the United States but designated as a participating entity) are generally eligible to participate in the ESPP. If the ESPP is approved by our stockholders, approximately 1,300 of our employees will initially be eligible to participate in the ESPP.
Our board of directors has the power to exclude certain part-time employees and certain highly compensated employees under applicable tax laws. No employee is eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock or of any parent or subsidiary of ours. Employees who are "highly compensated employees" (within the meaning of Section 414(q) of the Internal Revenue Code) and who are officers of the Company or a related corporation subject to Section 16 of the Exchange Act may not participate in the ESPP. In addition, no employee may purchase more than $25,000 worth of common stock (determined based on the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans in any calendar year; provided, that any unused limit in one year may be carried over to a future year to the extent permitted by applicable tax laws.
Participation in the ESPP. Eligible employees who elect to enroll in the ESPP will generally do so by delivering to us, prior to the date selected by our board of directors as the offering date for the applicable offering, an agreement authorizing payroll deductions. Currently, such payroll deductions are limited to 15% of an employee’s base salary or base wages earned during the offering together with other compensation, such as overtime pay, bonuses and commissions. Certain other compensation, such as the spread on the exercise of an option, is excluded from the calculation.
Purchase Price. The purchase price per share at which shares of common stock are sold in an offering under the ESPP may not be less than the lower of (i) 85% of the fair market value of a share of common stock on the first day of the offering period and (ii) 85% of the fair market value of a share of common stock on the purchase date (i.e., the last day of the applicable purchase period). If the scheduled purchase date is not a trading day, the purchase will occur on the immediately preceding trading day.
The purchase price of the shares is funded by accumulated payroll deductions during the offering. All payroll deductions made on behalf of a participant are credited to his or her account under the ESPP and deposited with our general funds.
Purchase of Shares. In connection with offerings made under the ESPP, our board of directors may specify a maximum number of shares of common stock an employee may be granted the right to purchase and the maximum aggregate number of shares of common stock that may be purchased pursuant to such offering by all participants. Our board of directors currently anticipates that the terms of offerings will provide maximum number of shares that may be purchased during any six month purchase period by any single eligible employee will be 500 shares.
If the aggregate number of shares to be purchased upon exercise of all outstanding purchase rights would exceed the number of shares of common stock remaining available under the ESPP, or the maximum number of shares that may be purchased on a single purchase date across all offerings, our board of directors would make a pro rata allocation (based on each participant’s accumulated payroll deductions) of available shares. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable price.
Withdrawal. Although each participant in the ESPP is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the ESPP. Such withdrawal may be elected at any time prior to the end of the applicable offering, except as otherwise provided in the offering document.
Upon any withdrawal from an offering by an employee, we will distribute to the employee his or her accumulated payroll deductions without interest and such employee’s rights in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee’s withdrawal from an offering will not prevent such employee from participating in subsequent offerings under the ESPP.
Reset Feature. Our board of directors has the authority to provide that if the fair market value of a share of our common stock on the first day of any purchase period within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the participants in that offering period will automatically be transferred and enrolled in a new offering period which will begin on the first day of that purchase period and the participants’ purchase rights in the original offering period will terminate.
Termination of Employment. Unless otherwise specified by our board of directors, a participant’s rights under any offering under the ESPP terminate immediately upon cessation of an employee’s employment for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest (unless otherwise required by applicable law).
Capitalization Adjustment Provisions. Upon certain transactions, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar transaction, the ESPP share reserve, the outstanding purchase rights thereunder, and any purchase limits will be appropriately adjusted as to the type, class, maximum number of shares and purchase price subject thereto.

Effect of Certain Corporate Transactions. In the event of a corporate transaction (as defined in the ESPP and described below), then any surviving or acquiring corporation may assume or continue outstanding purchase rights under the ESPP or may substitute similar rights for outstanding purchase rights. If any surviving or acquiring corporation does not assume or continue such rights or substitute similar rights, then the participants’ accumulated payroll deductions will be used to purchase shares of common stock within ten business days prior to the corporate transaction under the ongoing offering and the participants’ rights under the ongoing offering will terminate immediately after such purchase.
A “corporate transaction” generally means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

•
the consummation of a sale or other disposition of all or substantially all, as determined by the Board of Directors in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

•	the consummation of a sale or other disposition of at least 50% of our outstanding securities; or

•	the consummation of certain specified types of mergers, consolidations or similar transactions.
Duration, Amendment and Termination
Our board of directors may amend, suspend or terminate the ESPP at any time. However, except in regard to capitalization adjustments (as described above), to the extent stockholder approval is required by applicable law or listing requirements, then any amendment to the ESPP must be approved by our stockholders.
Our board of directors may amend outstanding purchase rights without a participant’s consent if such amendment is necessary to ensure that the purchase right complies with the requirements of Section 423 of the Code.
Rights granted before amendment or termination of the ESPP will not be impaired by any amendment or termination of the ESPP without the consent of the participant to whom such rights were granted, except as necessary to comply with applicable laws, or as necessary to obtain or maintain favorable tax, listing or regulatory treatment.
U.S. Federal Income Tax Information
The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an option or the disposition of common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Purchase rights granted under the ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan that qualifies under provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until disposition of the acquired shares. The taxation upon disposition will depend upon the holding period of the acquired shares.
If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of: (1) the excess of the fair market value of the stock at the time of such disposition over the purchase price, or (2) the excess of the fair market value of the stock as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period) will be treated as ordinary income.
Any further gain or any loss will be taxed as a long-term capital gain or loss. At present, such capital gains generally are subject to lower tax rates than ordinary income.
If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.
There are no federal income tax consequences to us by reason of the grant or exercise of rights under the ESPP. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant.
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. It is, therefore, not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the ESPP.
Vote Required and Board of Directors’ Recommendation
The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the adoption of the 2020 Employee Stock Purchase Plan.
The Board of Directors recommends a vote “FOR” the approval of the adoption of the 2020 Employee Stock Purchase Plan.

THIRD PARTY COMPENSATION OF DIRECTORS
None of our directors is a party to any agreement or arrangement that would require disclosure pursuant to Rule 5250(b)(3) of The Nasdaq Global Select Market.
STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING
The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2021 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is December 30, 2020.
Our bylaws contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals. Under our bylaws, a stockholder proposal will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our secretary at our executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that such stockholder’s notice must be received by our secretary at our principal executive offices no less than 90 days, nor more than 120 days, prior to the one-year anniversary date of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. To be timely for our 2021 Annual Meeting of Stockholders, notice by the stockholder must be received by our secretary at our principal executive offices no earlier than February 9, 2021 and no later than March 11, 2021 (provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after the one-year anniversary date of the 2020 Annual Meeting of Stockholders, then notice by the stockholder to be timely must be so received not later than the close of business on the later of (i) the 90th day before the annual meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made).

ANNUAL REPORT
We will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of common stock at the close of business on April 17, 2020, a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules. The written request should be sent to: Investor Relations, eHealth, Inc., 2625 Augustine Drive, Second Floor, Santa Clara, CA 95054.
Whether you intend to be present at the Annual Meeting or not, we urge you to vote promptly by using the Internet or telephone, or, if you requested to receive printed proxy materials, by signing and mailing the proxy or voting instruction form.

By Order of the Board of Directors,

Scott N. Flanders Chief Executive Officer and Director

Santa Clara, California
April 28, 2020

Appendix A
EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, unaudited)

	Year Ended December 31,
	2019	2018
GAAP net income	$66,887	$241
Stock-based compensation expense	22,570	12,289
Depreciation and amortization	2,983	2,479
Acquisition costs	—	76
Restructuring charge	—	1,865
Amortization of intangible assets	2,187	2,091
Change in fair value of earnout liability	24,079	12,300
Other income, net	(2,090)	(755)
Provision for income taxes	16,612	3,065
Adjusted EBITDA	$133,228	$33,651
Adjusted EBITDA is calculated by adding stock-based compensation, depreciation and amortization expense, acquisition costs, restructuring charge, amortization of intangible assets, change in fair value of earnout liability, other income, net and provision for income taxes to GAAP net income.
We believe that the presentation of non-GAAP financial measures provide important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with our past financial reports. Management also believes that the items described above provides an additional measure of our operating results and facilitates comparisons of our core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate our ongoing operations. We believe that these non-GAAP financial measures are useful to investors in their assessment of our operating performance.
Adjusted EBITDA is not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used have limitations in that they do not reflect all of the revenue and costs associated with the operations of our business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP.

Appendix A -1

Appendix B
eHealth, Inc.

2020 Employee Stock Purchase Plan
Adopted by the Board of Directors: March 30, 2020
Approved by the Stockholders: ___________, 2020

1.	General; Purpose.
(a)The Plan provides a means by which Eligible Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b)The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
(c)The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2.Administration.
(a)The Board or the Committee will administer the Plan. References herein to the Board shall be deemed to refer to the Committee except where context dictates otherwise.
(b)The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i)To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii)To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan, (B) whether such Related Corporations will participate in the 423 Component or the Non-423 Component, and (C) to the extent that the Company makes separate Offerings under the 423 Component, in which Offering the Related Corporations in the 423 Component will participate.
(iii)To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv)To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v)To suspend or terminate the Plan at any time as provided in Section 12.

Appendix B - 1

(vi)To amend the Plan at any time as provided in Section 12.
(vii)Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.
(viii)To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Related Corporation designated for participation in the Non-423 Component, do not have to comply with the requirements of Section 423 of the Code.
(c)The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d)All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
3.Shares of Common Stock Subject to the Plan.
(a)Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed 500,000 shares of Common Stock. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.
(b)If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c)The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4.Grant of Purchase Rights; Offering.
(a)The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The

Appendix B - 2

provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b)If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c)The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.
5.Eligibility.
(a)Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are "highly compensated employees" (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.
(b)The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i)the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;
(ii)the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii)the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.
(c)No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee,

Appendix B - 3

and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d)As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds US $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e)Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f)Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.
6.Purchase Rights; Purchase Price.
(a)On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding 15% of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b)The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c)In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d)The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:
(i)an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii)an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

Appendix B - 4

7.Participation; Withdrawal; Termination.
(a)An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash, check or wire transfer prior to a Purchase Date.
(b)During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c)Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.
(d)Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Related Corporation that has been designated for participation in the Plan will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.
(e)During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.
(f)Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.
8.Exercise of Purchase Rights.
(a)On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the

Appendix B - 5

Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b)Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date of an Offering, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).
(c)No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law)
(d)The Company may require that shares of Common Stock be retained with a particular broker or agent for a designated period of time and/or may establish other procedures to permit tracking of qualifying and disqualifying dispositions of such shares of Common Stock.
9.Covenants of the Company.
The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	Death of Participant.
If a Participant dies, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.	Adjustments upon Changes in Common Stock; Corporate Transactions.
(a)In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

Appendix B - 6

(b)In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
12.Amendment, Termination or Suspension of the Plan.
(a)The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.
(b)The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.	Tax Qualification; Tax Withholding.
(a)Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan.  The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.
(b)Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satsified in whole or in part by (i) withholding from the Participant’s

Appendix B - 7

salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board.
14.Effective Date of Plan.
The Plan will become effective on the date that it is approved by the Company’s stockholders. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.	Miscellaneous Provisions.
(a)Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b)A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c)The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.
(d)The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.
(e)If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f)If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.
(g)All forms referenced in the Plan may be in an electronic format.
16.Definitions.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b)“Applicable Law” means shall mean any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).
(c)“Board” means the Board of Directors of the Company.
(d)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted

Appendix B - 8

by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(f)“Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(g)“Common Stock” means the Common Stock of the Company.
(h) “Company” means eHealth, Inc., a Delaware corporation.
(i)“Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.
(j)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii)a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii)a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv)a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(k)“Director” means a member of the Board.
(l)“Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.
(m)“Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(n)“Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(o)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

Appendix B - 9

(p)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii)In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and in a manner that complies with Sections 409A of the Code
(q) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the Nasdaq Stock Market and the Financial Industry Regulatory Authority).
(r)“Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(s)“Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(t)“Offering Date” means a date selected by the Board for an Offering to commence.
(u)“Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(v) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(w)“Plan” means this eHealth, Inc. 2020 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.
(x)“Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.
(y)“Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(z)“Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(aa)    “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(bb)    “Securities Act” means the U.S. Securities Act of 1933, as amended.

Appendix B - 10

(cc)    “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(dd)    “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

Appendix B - 11

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 8, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EHTH2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D15157-P39829 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EHEALTH, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Andrea C. Brimmer
02) Beth A. Brooke
03) Randall S. Livingston

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of eHealth, Inc. for the fiscal year ending December 31, 2020.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of the Named Executive Officers of eHealth, Inc.	☐	☐	☐
4. Approval of the adoption of eHealth, Inc.'s 2020 Employee Stock Purchase Plan.	☐	☐	☐

NOTE: In their discretion, each proxy may also vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D15158-P39829

eHealth, Inc.
Annual Meeting of Stockholders
June 9, 2020 8:30 a.m PDT
Via the Internet at www.virtualshareholdermeeting.com/EHTH2020
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Scott N. Flanders, Derek N. Yung and Scott Giesler, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, all of the shares of common stock of eHealth, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of eHealth, Inc. to be held at 8:30 a.m. Pacific Daylight Time on June 9, 2020 or at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted FOR the election of the Board of Directors, FOR proposals 2-4 and in the discretion of each of the proxies on any other matter that properly comes before the meeting.

Continued and to be signed on reverse side